Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 21, 2013

among

PDC ENERGY, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Co-Lead Arranger

WELLS FARGO BANK, N.A.,

as Syndication Agent

and

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arranger

$1,000,000,000 Senior Secured Credit Facility

i

v

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Opinion of Counsel for the Borrower

Exhibit C – Form of Counterpart Agreement

Exhibit D – Form of Interest Election Request

Exhibit E – Form of Note

Exhibit F – Form of Lender Certificate

Exhibit G – Form of Reserve Report Certificate

Exhibit H-1 – Form of U.S. Tax Certificate (for Non-U.S. [Lenders] [Participants] That Are Not Partnerships)

Exhibit H-2 – Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That are Partnerships)

SCHEDULES:

Schedule 1.01 – Existing Letters of Credit

Schedule 2.01 – Applicable Percentages and Commitments

Schedule 4.06 – Disclosed Matters

Schedule 4.13 – Capitalization

Schedule 4.19 – Marketing Contracts

Schedule 4.20 – Swap Agreements

Schedule 7.01 – Existing Indebtedness

Schedule 7.02 – Existing Liens

Schedule 7.04 – Existing Investments

Schedule 7.07 – Transactions with Affiliates

Schedule 7.08 – Existing Restrictions

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 21, 2013, among PDC ENERGY, INC., a Nevada corporation, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and WELLS FARGO BANK, N.A., as Syndication Agent.

RECITALS

WHEREAS, the Borrower, certain Subsidiaries of the Borrower, certain of the Lenders and JPMorgan Chase Bank, N.A., as administrative agent, have entered into that certain Second Amended and Restated Credit Agreement, dated as of November 5, 2010 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date, the “Original Credit Agreement”), pursuant to which the lenders party thereto agreed to provide the Borrower with a revolving credit facility in the form and upon the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend and restate the Original Credit Agreement in its entirety, and the Administrative Agent and the Lenders have agreed to do so upon the terms and conditions set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement shall not constitute a novation of the obligations and liabilities existing under the Original Credit Agreement or constitute repayment of any such obligations and liabilities and that this Agreement shall amend and restate the Original Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Original Credit Agreement is hereby amended and restated in its entirety to read as set forth herein:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing oil or natural gas or the acquisition by the Borrower or any Restricted Subsidiary of Property or assets consisting of Oil and Gas Interests.

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“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all of the Lenders at such time, as such amount may be reduced or increased from time to time pursuant to Section 2.02 or Section 2.03; provided that such amount shall not at any time exceed the lesser of (a) the Maximum Facility Amount and (b) the Borrowing Base then in effect. If at any time the Borrowing Base is reduced below the Aggregate Commitment, the Aggregate Commitment shall be reduced automatically to the amount of the Borrowing Base in effect at such time. As of the Effective Date, the Aggregate Commitment is $450,000,000.

“Aggregate Commitment Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (a) the Aggregate Credit Exposure as of such date, divided by (b) the Aggregate Commitment as of such date.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

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“Agreement” means this Credit Agreement, dated as of May 21, 2013, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Allocated Partnership Volumes” means, with respect to each Sponsored Partnership at any time, the volumes of Crude Oil, Natural Gas and Natural Gas Liquids under any Swap Agreement then in effect allocated by the Borrower to the Other Attributed Interests.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (  1/2 of 1%) and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, with respect to the determination of the Alternate Base Rate, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time; provided that in the case of Section 2.20 only, when a Defaulting Lender exists, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 2.01. If the Aggregate Commitment has terminated or expired, the Applicable Percentage of any Lender shall be determined based upon the Aggregate Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	1.500%	2.500%	0.500%
Equal to or greater than 75% and less than 90%	1.250%	2.250%	0.500%
Equal to or greater than 50% and less than 75%	1.000%	2.000%	0.500%
Equal to or greater than 25% and less than 50%	0.750%	1.750%	0.375%
Less than 25%	0.500%	1.500%	0.375%

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Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

“Approved Counterparty” means, at any time and from time to time, (a) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is acceptable to the Administrative Agent and has (or the credit support provider of such Person has), at the time the Borrower or any Restricted Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of A- or better from S&P or A3 or better from Moody’s and (b) any Lender Counterparty.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Approved Petroleum Engineer” means Ryder Scott or any other reputable firm of independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent and the Required Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributed Interests” means any Oil and Gas Interests indirectly owned by any Credit Party through the ownership of Partnership Interests and attributed to such Credit Party in proportion to such Credit Party’s ownership of such Partnership Interests; provided such Partnership Interests are subject to a first priority security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, as required under Section 6.15.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitment.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or any Parent thereof by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

PDC CREDIT AGREEMENT – Page 4

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors, managing members or members of any controlling committee of managing members of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function

“Borrower” means PDC Energy, Inc., a Nevada corporation, and its successors and permitted assigns.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time an amount equal to the amount determined in accordance with Article III, as the same may be redetermined, adjusted or reduced from time to time pursuant to Article III or Section 6.12; provided that the Attributed Interests shall not constitute more than ten percent (10%) of the Engineered Value included in the Borrowing Base.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.06(j).

“Borrowing Base Properties” means all Direct Interests and Attributed Interests of the Borrower and the Restricted Subsidiaries evaluated by the Lenders for purposes of establishing the Borrowing Base; provided that without limiting the generality of the foregoing and for the avoidance of doubt, as of the Effective Date, the Specified Piceance Properties shall not constitute Borrowing Base Properties.

“Borrowing Base Swap” means any Swap Agreement (or hedge position) entered into by any Credit Party or any Sponsored Partnership and relied upon by the Administrative Agent in determining the then effective Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Aggregate Credit Exposure as of such date, divided by (ii) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term

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“Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Caerus Purchase Agreement” means that certain Purchase and Sale Agreement, dated February 4, 2013, by and among the Borrower and certain of the Sponsored Partnerships, as sellers, and Caerus Piceance LLC, Caerus Washco LLC and Caerus Operating LLC, as buyers, as such agreement is in effect on the Effective Date and without giving effect to any amendments, modifications, waivers or supplements unless otherwise approved by the Administrative Agent.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account with, and in the name of, the Administrative Agent, for the benefit of the Lenders, established and maintained for the deposit of cash collateral required under or in connection with this Agreement and the other Loan Documents.

“Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Lender (or any Affiliate of any Lender) in respect of the following bank services: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

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“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the occurrence of a “Change of Control” or “Fundamental Change” (as each such term is defined in the Indenture) or any other similar event, however denominated, under any Indenture.

“Charges” has the meaning assigned to such term in Section 11.13.

“Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” mean, so long as each such Person is a Lender, each Person identified as such on Schedule 2.01.

“Co-Lead Arranger” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in its respective capacity as a co-lead arranger.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption or Lender Certificate pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.02, (b) increased from time to time as a result of such Lender delivering a Lender Certificate pursuant to Section 2.03, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04; provided that any Lender’s Commitment shall not at any time exceed the lesser of (a) such Lender’s Applicable Percentage of the Maximum Facility Amount and (b) such Lender’s Applicable Percentage of the Borrowing Base then in effect. If at any time such Lender’s Applicable Percentage of the Borrowing Base then in effect is less than its Commitment, such Lender’s Commitment shall be reduced automatically to the amount of such Lender’s Applicable Percentage of the Borrowing Base then in effect.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Consolidated Current Assets” means, as of any date of determination, the total of (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries determined in accordance with GAAP as of such date and calculated on a combined basis, plus, all Unused Commitments as of such date, less (b) any non-cash assets required to be included in consolidated current assets of the Borrower and the Restricted Subsidiaries as a result of the application of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) as of such date, less (c) non-cash assets consisting of amounts due from Sponsored Partnerships arising from non-cash obligations excluded from Consolidated Current Liabilities pursuant to clause (d) of the definition thereof.

“Consolidated Current Liabilities” means, as of any date of determination, the total of (a) consolidated current liabilities of the Borrower and the Restricted Subsidiaries, as determined in accordance with GAAP as of such date and calculated on a combined basis, less (b) current maturities of the Loans, less (c) any non-cash obligations required to be included in consolidated current liabilities of the Borrower and the Restricted Subsidiaries as a result of the application of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) as of such date, less (d) non-cash obligations consisting of amounts due to Sponsored Partnerships arising from non-cash assets excluded from Consolidated Current Assets pursuant to clause (c) of the definition thereof.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

“Consolidated EBITDAX” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period; plus without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Net Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from Dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; and (g) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income, (h) the sum of (i) any non-cash gains on any Swap Agreements resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (ii) extraordinary or non-recurring gains (including the Marcellus JV Withdrawal); (iii) gains from Dispositions of assets (other than Hydrocarbons produced in the ordinary course of business); and (iv) other non-cash gains; provided that, with respect to the determination of Borrower’s compliance with the Consolidated Leverage Ratio set forth in Section 7.11(b) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any Acquisitions or Dispositions made during such period as if such Acquisition or Disposition, as the case may be, was made at the beginning of such period.

“Consolidated Funded Indebtedness” means, as of any date, without duplication, Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Indebtedness.

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“Consolidated Leverage Ratio” has the meaning assigned to such term in Section 7.11(b).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, as applicable, (b) the undistributed earnings of any Restricted Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or by any law applicable to such Restricted Subsidiary and (c) the income (or loss) of any Person in which any other Person (other than the Borrower or any of its Restricted Subsidiaries) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries during such period.

“Consolidated Net Interest Expense” means, for any period, the sum of aggregate interest expense and capitalized interest of the Borrower and the Restricted Subsidiaries determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Subsidiaries” means, for any Person, any subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the 3.25% Senior Convertible Notes due 2016 issued by the Borrower pursuant to and in accordance with the terms of the Convertible Notes Indenture.

“Convertible Notes Call Options” means any call options or capped call options purchased by the Borrower from an Approved Counterparty relating to the Convertible Notes and pursuant to which the Borrower is entitled to receive an amount of cash or Equity Interests of the Borrower (or any combination of cash and such Equity Interests) upon conversions of Convertible Notes from time to time and/or at maturity of the Convertible Notes.

“Convertible Notes Indenture” means that certain Indenture dated as of November 23, 2010, by and between the Borrower, as issuer, and The Bank of New York Mellon, as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

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“Convertible Notes Warrants” means any warrants to purchase Equity Interests of the Borrower issued to an Approved Counterparty substantially contemporaneously with the purchase by the Borrower of Convertible Notes Call Options from such Approved Counterparty.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.14.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means collectively, Borrower, and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any Lender any other amount required to be paid by it hereunder, unless, in the case of clauses (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent or the Issuing Bank of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Parent that has, become the subject of a Bankruptcy Event.

“Direct Interests” means any Oil and Gas Interests directly owned by any Credit Party.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Disposition” or “Dispose” means the sale, transfer, conveyance, license, lease, farm-out, exchange or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 11.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (b) any Defaulting Lender or (c) any natural person.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Engineering Reports” has the meaning assigned to such term in Section 3.03.

“Engineered Value” means, the value attributed to the Borrowing Base Properties for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article III (or for purposes of determining the Initial Borrowing Base in the event no such Redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from the Direct Interests and the Attributed Interests as set forth in the Reserve Report.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

PDC CREDIT AGREEMENT – Page 11

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excluded Hedges” means, collectively, Swap Agreements that (a) are basis differential only swaps for volumes already hedged pursuant to other Swap Agreements permitted by Section 7.05(a), (b) are a hedge of volumes of Crude Oil, Natural Gas, or Natural Gas Liquids by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date so long as such settlement date occurs at least monthly, or pay the financing for such premium or other purchase price, or (c) for purposes of determining compliance with clauses (A)(ii) and (B)(ii) of Section 7.05(a) only, are volumes of Crude Oil and Natural Gas included in Allocated Partnership Volumes.

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“Excluded Swap Obligation” means, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or Section 2.19(c)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit issued under the Original Credit Agreement and set forth on the attached Schedule 1.01.

“Existing Swap Agreements” means any Swap Agreements entered into between any Credit Party and any Lender Counterparty (including any Lender Counterparty under and as defined in the Original Credit Agreement) prior to the Effective Date and in effect on the Effective Date.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fee Letter” means that certain Fee Letter, dated as of May 21, 2013 among the Borrower, the Administrative Agent and J.P. Morgan Securities LLC.

PDC CREDIT AGREEMENT – Page 13

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of any Credit Party. Any document delivered hereunder that is signed by a Financial Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gas Balancing Agreement” means any agreement or arrangement whereby the Borrower or any Restricted Subsidiary, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Interests in which the Borrower or any Restricted Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

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“Guaranteed Liabilities” has the meaning assigned to such term in Section 8.01.

“Guarantor” means Borrower (with respect to the Obligations of the other Credit Parties) and each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 6.14 or otherwise.

“Guaranty” means the guaranty set forth in Article VIII of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Modification” means the sale, assignment, novation, liquidation, unwind, cancellation, modification or termination of all or any part of any Borrowing Base Swap (other than, in each case, at its scheduled maturity).

“Hydrocarbons” means all Crude Oil, Natural Gas and Natural Gas Liquids produced from or attributable to the Oil and Gas Interests of the Credit Parties.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that Indebtedness of the Borrower shall not include any obligations of the Borrower pursuant to any Permitted Convertible Notes Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03.

“Indenture” means (a) the Original Senior Notes Indenture, (b) the Convertible Notes Indenture and (b) any indenture by and among any Credit Party, as issuer, and a trustee, pursuant to which any Senior Notes are issued, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

“Information” has the meaning assigned to such term in Section 11.12.

“Initial Borrowing Base” has the meaning assigned to such term in Section 3.01.

“Initial Reserve Report” means the Reserve Report prepared by Ryder Scott with respect to the Borrowing Base Properties as of December 31, 2012, upon which the Lenders have relied upon in the determination of the initial Borrowing Base hereunder.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 3.02.

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 3.04.

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“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Certificate” has the meaning assigned to such term in Section 2.03.

“Lender Counterparty” means any Lender or any Affiliate of a Lender (other than a Defaulting Lender or an Affiliate of a Defaulting Lender) counterparty to a Swap Agreement with any Credit Party; provided, that any Lender that becomes a Defaulting Lender after entering into or becoming a party to a Swap Agreement with any Credit Party shall continue to be a Lender Counterparty with respect to any hedge transaction entered into (a) prior to such Lender becoming a Defaulting Lender or (b) after such Lender is no longer a Defaulting Lender.

“Lender Hedging Obligations” means all obligations arising from time to time under Swap Agreements entered into from time to time between any Credit Party and a Lender Counterparty (including any such obligations under any Existing Swap Agreements); provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions and confirmations entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder pursuant to any Swap Agreement or any Existing Swap Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Lender Certificate, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

PDC CREDIT AGREEMENT – Page 17

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Partnership Interests” means any Equity Interests owned by any Person (other than any Credit Party) in any Sponsored Partnership.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, Security Instruments, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letter, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by a Credit Party to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time. The Credit Exposures and Unused Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Marcellus Joint Venture” means that certain joint venture between Marcellus JV PDC Partner and Marcellus JV Investor Partner pursuant to which the Borrower contributed the Marcellus Properties to PDC Mountaineer in accordance with and as contemplated by the Marcellus JV Contribution Agreement, the Marcellus JV Services Agreement and the other Marcellus JV Documents.

“Marcellus JV Catch-Up Period” has the meaning given to the term “Catch-Up Period” in the PDC Mountaineer LLC Agreement.

PDC CREDIT AGREEMENT – Page 18

“Marcellus JV Contribution Agreement” means that certain Contribution Agreement dated as of October 29, 2009 by and between the Borrower and PDC Mountaineer relating to the Marcellus Joint Venture, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Marcellus JV Documents” means the Marcellus JV Services Agreement, the Marcellus JV Contribution Agreement, the PDC Mountaineer LLC Agreement and any other documents, agreements and instruments (including side letter agreements) governing the Marcellus Joint Venture, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Marcellus JV Investor Partner” means one or more entities organized under the laws of the United States, any state thereof or the District of Columbia that is not affiliated with the Borrower and owns Equity Interests in PDC Mountaineer, as identified by the Borrower to the Administrative Agent prior to the contribution of any Oil and Gas Interests to PDC Mountaineer.

“Marcellus JV PDC Partner” means the Borrower or, if the Borrower shall have transferred its Equity Interests in PDC Mountaineer to one of its wholly-owned Restricted Subsidiaries in accordance with the PDC Mountaineer LLC Agreement, such wholly-owned Restricted Subsidiary.

“Marcellus JV Services Agreement” means that certain Transition, Administrative and Marketing Services Agreement dated as of October 29, 2009 among the Borrower, Riley Natural Gas Company, PDC Eastern, PDC Mountaineer, PDC Mountaineer Operating, LLC and Marcellus JV Investor Partner relating to the Marcellus Joint Venture, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Marcellus JV Withdrawal” means any “Special PDC Withdrawal” under and as defined in the PDC Mountaineer LLC Agreement.

“Marcellus Properties” means the Oil and Gas Interests of the Borrower and PA PDC, LLC that are located in Pennsylvania or West Virginia and have been contributed to PDC Mountaineer (whether directly or through the contribution of the Equity Interests in PA PDC, LLC) pursuant to the Marcellus JV Contribution Agreement in connection with the Marcellus Joint Venture.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition, of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement and the other Loan Documents, (c) the Collateral or the Administrative Agent’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens (other than Liens that are permitted by Section 7.02 to have priority over the Administrative Agent’s Lien) or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under this Agreement and the other Loan Documents.

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“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that, together with its Subsidiaries, owns or holds assets, properties or interests (including Oil and Gas Interests either as Direct Interests or Attributed Interests) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Interests either as Direct Interests or Attributed Interests) of the Borrower and its Subsidiaries, on a consolidated basis as of the most recent financial statements of the Borrower delivered pursuant to Section 6.01(a) and Section 6.01(b).

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which Borrower or any Restricted Subsidiary is a party or by which any Oil and Gas Interests owned by Borrower or a Restricted Subsidiary is bound, a net overproduced gas imbalance to Borrower and the Restricted Subsidiaries, taken as a whole, in excess of $1,000,000.

“Material Indebtedness” means Indebtedness permitted under Section 7.01(e) and Section 7.01(h) and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Borrowing Base Properties to which the Borrower, any Restricted Subsidiary or any Sponsored Partnership is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve months immediately preceding such date equals or exceeds 15% of the aggregate volume of Hydrocarbons sold by the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships, on a consolidated basis, from the Borrowing Base Properties during the twelve months immediately preceding such date.

“Maturity Date” means (a) May 21, 2018 and (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated.

“Maximum Facility Amount” means $1,000,000,000.

“Maximum Liability” has the meaning assigned to such term in Section 8.10.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Direct Interests described in one or more duly executed, delivered and filed Mortgages evidencing a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 7.02.

PDC CREDIT AGREEMENT – Page 20

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.11. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, and all products recovered in the processing of natural gas (other than condensate and Natural Gas Liquids) including coalbed methane gas and casinghead gas.

“Natural Gas Liquids” means all natural gas liquids recovered in the production and processing of natural gas, including natural gasoline and liquefied petroleum gas (including liquefied butane, propane iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane)).

“Net Cash Proceeds” means, (A) with respect to any Disposition of any Borrowing Base Properties (including Attributed Interests and any Equity Interests of any Restricted Subsidiary owning Borrowing Base Properties) by the Borrower or any Restricted Subsidiary (or Sponsored Partnership with respect to Attributed Interests), the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary (or Sponsored Partnership with respect to Attributed Interests) in connection with such sale and (iii) to the extent such Disposition includes Other Attributed Interests, the amount required to be paid by Borrower to any Person owning the applicable Limited Partnership Interests as a result of such Disposition pursuant to the partnership or limited liability company agreement of the applicable Sponsored Partnership, (B) with respect to any Permitted Refinancing or issuance of Senior Notes, the cash proceeds received from such Permitted Refinancing or issuance of Senior Notes, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (C) with respect to any Hedge Modification by the Borrower, or any Restricted Subsidiary, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such Hedge Modification (after giving effect to any netting arrangements), over (b) the sum of (i) the out-of-pocket expenses incurred by the Borrower, or such Restricted Subsidiary in connection with such Hedge Modification and (ii) to the extent such Hedge Modification affects Allocated Partnership Volumes, the amount required to be paid by Borrower to any Person owning the applicable Limited Partnership Interests as a result of such Hedge Modification pursuant to the partnership or limited liability company agreement of the applicable Sponsored Partnership.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 3.04.

“New Lender” shall have the meaning assigned to such term in Section 11.17.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

PDC CREDIT AGREEMENT – Page 21

“Non-Paying Guarantor” has the meaning assigned to such term in Section 8.11.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligated Party” has the meaning assigned to such term in Section 8.12.

“Obligations” means (a) all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations and (c) Cash Management Obligations; provided; however, that Obligations of a Credit Party shall not include any Excluded Swap Obligations of such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, (v) any Advance Payment Contract, or (vi) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (iii) through (vi) operating leases and usual and customary oil, gas and mineral leases.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

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“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Original Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Original Loans” means the loans and other extensions of credit outstanding under the Original Credit Agreement as of the Effective Date.

“Original Senior Notes” means the 7.75% Senior Notes due 2022 issued by the Borrower pursuant to and in accordance with the terms of the Indenture.

“Original Senior Notes Indenture” means that certain Indenture dated as of October 3, 2012, by and between the Borrower, as issuer and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

“Other Attributed Interests” means any Oil and Gas Interests indirectly owned by any Person (other than any Credit Party) through the ownership of Limited Partnership Interests and attributed to such Person in proportion to such Person’s ownership of such Limited Partnership Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b) or Section 2.19(c)).

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a Subsidiary.

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“Participant” has the meaning assigned to such term in Section 11.04.

“Participant Register” has the meaning assigned to such term in Section 11.04.

“Partnership Interests” means any Equity Interests owned by any Credit Party in any Sponsored Partnership.

“Paying Guarantor” has the meaning assigned to such term in Section 8.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PDC Eastern” means PDC Eastern Operations Company, LLC, a Delaware limited liability company, and its successors and permitted assigns.

“PDC Mountaineer” means PDC Mountaineer, LLC, a Delaware limited liability company, and its successors and permitted assigns.

“PDC Mountaineer LLC Agreement” means that certain Limited Liability Company Agreement of PDC Mountaineer dated as of October 29, 2009, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Permitted Convertible Notes Swap Agreements” means each of the Convertible Notes Call Options and Convertible Notes Warrants, if any; provided that the aggregate premium payable by the Borrower in connection with the purchase of all such Convertible Notes Call Options, less the aggregate premium received by the Borrower in connection with the issuance of all such Convertible Notes Warrants, if any, shall not exceed $20,000,000.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

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(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article IX;

(f) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party;

(g) royalties, overriding royalties, reversionary interests and similar burdens granted by the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) with respect to the Oil and Gas Interests owned by the Borrower or such Restricted Subsidiary (or such Sponsored Partnership with respect to Attributed Interests), as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower, any Restricted Subsidiary or any Sponsored Partnership in the ordinary course of business covering the property under the lease;

(i) unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates;

(j) defects in or irregularities of title (other than defects or irregularities of title to Direct Interests or Attributed Interests), if such defects or irregularities do not deprive the Borrower, any Restricted Subsidiary or any Sponsored Partnership of any material right in respect of its assets or properties;

(k) rights of PDC Mountaineer to acquire Oil and Gas Interests located in the AMI (as defined in the Marcellus JV Documents) acquired by the Borrower or any of its Restricted Subsidiaries pursuant to the terms of the Marcellus JV Documents;

(l) (i) the obligation of the Borrower to transfer all of the Equity Interests in PDC Eastern to a third party purchaser pursuant to the PDC Mountaineer LLC Agreement as in effect on October 29, 2009 and (ii) the right of PDC Mountaineer to purchase all of the Equity Interests in PDC Eastern pursuant to the PDC Mountaineer LLC Agreement as in effect on October 29, 2009; and

(m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower, any Restricted Subsidiary or any Sponsored Partnership to provide collateral to the depository institution;

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provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) U.S. Government Securities;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of (i) not less than $500,000,000 or (ii) any lesser amount provided that such commercial bank is also a Lender and not a Defaulting Lender at the time such investment is made;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing” means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, existing Senior Notes, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of Indebtedness permitted under Section 7.01(h) (plus the amount of any premiums paid and fees and expenses incurred in connection therewith), (b) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is six months after the Maturity Date (except for any offer to redeem such Indebtedness required as a result of asset sales or the occurrence of a “Change of Control” under and as defined in the Indenture), (c) the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the existing Senior Notes, (d) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the existing Senior Notes, (e) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, (f) such Permitted Refinancing is unsecured, (g) no Subsidiary of the Borrower is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (h) to the extent such Permitted Refinancing is or is intended to be expressly subordinate to the payment in full of all of the Obligations, the subordination provisions contained therein are either (x) at least as favorable to the Secured Parties as the subordination provisions contained in the existing Senior Notes or (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE BANK, N.A.’S LOWEST RATE.

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 4.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in each case in form and substance satisfactory to the Lenders and for the period from the Effective Date through December 31, 2013.

“Projected Oil and Gas Volumes” shall have the meaning assigned to such term in Section 7.05.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 3.03.

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 3.03.

“Proposed Oil and Gas Acquisition” shall have the meaning assigned to such term in Section 7.05.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Redetermination” means any Scheduled Redetermination or Interim Redetermination.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 3.04.

“Register” has the meaning assigned to such term in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Aggregate Credit Exposure and all Unused Commitments of all Lenders at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Credit Exposure of all Lenders at such time. The Credit Exposures and Unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination), the oil and gas reserves attributable to the Borrowing Base Properties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit G attached hereto certifying as to the matters set forth in Section 6.10.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

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“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Scheduled Redetermination” has the meaning assigned to such term in Section 3.02.

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been determined pursuant to a Scheduled Redetermination becomes effective as provided in Section 3.04.

“Secured Party” means the Administrative Agent, any Lender, any Lender Counterparty and any other holder of Obligations including any Cash Management Obligations and Lender Hedging Obligations.

“Security Agreement” means that certain Pledge and Security Agreement dated as of the Effective Date, in favor of the Administrative Agent for the benefit of the Secured Parties, covering, among other things, the rights and interests of the Credit Parties in all or substantially all of the assets of such Credit Party, including all of the Equity Interests of each Restricted Subsidiary and Sponsored Partnership now or hereafter owned by any Credit Party, and otherwise in form and substance satisfactory to the Administrative Agent.

“Security Instruments” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents, the Security Agreement and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Direct Interests and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Notes” means (a) the Original Senior Notes, (b) the Convertible Notes and (c) any other senior, senior subordinated or senior convertible notes issued by the Borrower pursuant to and in accordance with the terms of the Indenture; provided that (a) the terms of such Senior Notes do not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is six months after the Maturity Date (except for any offer to redeem such Senior Notes required as a result of asset sales or the occurrence of a “Change of Control” under and as defined in the Indenture), (b) such Senior Notes are unsecured, (c) the non-default interest rate on the outstanding principal balance of such notes does not exceed the prevailing market rate then in effect for similarly situated credits at the time such notes are issued, (d) no Subsidiary of the Borrower is required to Guarantee the Indebtedness evidenced by such Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, (e) the covenant, default and remedy provisions of such Senior Notes are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the Original Senior Notes, (f) the mandatory prepayment, repurchase and redemption provisions of such Senior Notes are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the Original Senior Notes and (g) with respect to any senior subordinated notes, such notes are expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and the Majority Lenders.

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“Senior Notes Documents” means the Senior Notes, the Indenture and any documents or instruments contemplated by or executed in connection with any of them, in each case, as amended, modified, supplemented or restated from time to time to the extent permitted hereunder.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Piceance Properties” means the Oil and Gas Interests owned by the Credit Parties and certain of the Sponsored Partnerships that are subject to the Caerus Purchase Agreement.

“Sponsored Partnership” means any partnership or limited liability company meeting each of the following requirements: (a) a Credit Party is the sole general partner of such partnership or the sole manager of such limited liability company, as the case may be, (b) such partnership or limited liability company is organized pursuant to a partnership or operating agreement reasonably satisfactory to the Administrative Agent and the Majority Lenders and otherwise acceptable to the Administrative Agent in its sole discretion, (c) such partnership or limited liability company is primarily involved in oil and gas exploration, development, acquisition or production, and owns no other material assets other than Oil and Gas Interests, (d) such partnership or limited liability company is not an obligor, as a borrower, a guarantor or otherwise, on any Indebtedness other than Indebtedness such partnership or limited liability company is permitted to incur under this Agreement and (e) a Credit Party is the operator of the Oil and Gas Interests owned by such partnership or limited liability company. For the avoidance of doubt, PDC Mountaineer is not a Sponsored Partnership.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership (other than a Sponsored Partnership), more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower, other than the Sponsored Partnerships. Notwithstanding the foregoing, it is understood and agreed that, for so long as the Borrower and its Restricted Subsidiaries own less than 100% of the Equity Interests in PDC Mountaineer, neither PDC Mountaineer nor any Subsidiary of PDC Mountaineer shall be a Subsidiary of the Borrower for purposes of this Agreement and the other Loan Documents.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that in no event shall any (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party or any Restricted Subsidiary or (b) near term spot market purchase and sale of a commodity in the ordinary course of business based on a price determined by a rate quoted on an organized exchange for actual physical delivery, be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means, so long as it is a Lender, Wells Fargo Bank, N.A., in its capacity as Syndication Agent.

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“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans, (c) the use of the proceeds thereof, and (d) the issuance of Letters of Credit hereunder and (e) the grant of Liens by the Credit Parties on the Mortgaged Properties and the other Collateral pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below, (b) any Subsidiary of an Unrestricted Subsidiary and (c) PDC Eastern and any of its Subsidiaries. The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary, (ii) owns Oil and Gas Interests included in the Borrowing Base Properties, (iii) is the operator, by contract or otherwise, of any Oil and Gas Interests included in the Borrowing Base Properties or (iv) guarantees, or is a primary obligor of, any indebtedness, liabilities, or other obligations under any Senior Notes (or any Permitted Refinancing thereof).

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time minus such Lender’s Credit Exposure at such time.

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 2.17.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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“Withholding Agent” means the Borrower, any other Credit Party and the Administrative Agent.

Section 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan. Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Oil and Gas Definitions. For purposes of this Agreement, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Section 1.06. Time of Day. Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

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Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender that was a Lender under and as defined in the Original Credit Agreement agrees to continue the Original Loans and each Lender agrees to make one or more Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02. Termination and Reduction of the Aggregate Commitment.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Maximum Facility Amount or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitment; provided that (i) each reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and shall be applied ratably to each Lender’s Commitment and (ii) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and Section 2.11, the Aggregate Credit Exposure would exceed the Aggregate Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

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Section 2.03. Additional Lenders; Increases in the Aggregate Commitment. If (a) no Default exists as of the date of such increase or would be caused by such increase, (b) the Borrower shall concurrently pay any additional fees required as a result of such increase, (c) immediately after giving effect to such increase, the Aggregate Commitment does not exceed the Borrowing Base then in effect, and (d) at the time of and immediately after giving effect to such increase and any Borrowing made on the date of such increase, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter for which the financial statements and compliance certificate required under Section 6.01 have been delivered to the Administrative Agent and the Lenders (calculated as though any Borrowing made on the date of such increase had been made as of the last day of such fiscal quarter), the Borrower may, at any time and from time to time, with the consent of the Administrative Agent, increase the Aggregate Commitment to an amount not to exceed the Maximum Facility Amount by providing written notice of such increase to the Administrative Agent. Each Lender shall have the right, but not the obligation, in each such Lender’s sole discretion, to provide a portion of such increase in the Aggregate Commitment up to the portion of such increase that such Lender’s existing Commitment bears to the aggregate amount of the existing Commitments of all Lenders electing to participate in such requested increase by executing and delivering to the Borrower and the Administrative Agent a certificate substantially in the form of Exhibit F hereto (a “Lender Certificate”). In the event that within 10 Business Days of the Administrative Agent’s receipt of such written notice the existing Lenders fail to provide increases in their respective Commitments sufficient to satisfy such requested increase in the Aggregate Commitment, the Borrower may adjust the previously requested increase to reflect the increased Commitments of existing Lenders or one or more financial institutions reasonably acceptable to the Administrative Agent may become a Lender under this Agreement by executing and delivering to the Borrower and the Administrative Agent a Lender Certificate. Upon receipt by the Administrative Agent of Lender Certificates representing increases to existing Lender Commitments and/or Commitments from new Lenders as provided in this Section 2.03 in an aggregate amount equal to the requested increase (as the same may have been adjusted), (i) the Aggregate Commitment (including the Commitment of any Person that becomes a Lender by delivery of such a Lender Certificate) automatically without further action by the Borrower, the Administrative Agent or any Lender shall be increased on the effective date set forth in such Lender Certificates by the amount indicated in such Lender Certificates, (ii) the Register shall be amended to add the Commitment of each additional Lender or to reflect the increase in the Commitment of each existing Lender, and the Applicable Percentages of the Lenders shall be adjusted accordingly to reflect each additional Lender or the increase in the Commitment of each existing Lender, (iii) any such additional Lender shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party, and (iv) upon the effective date set forth in such Lender Certificate, any such Lender party to the Lender Certificate shall purchase and each existing Lender shall assign to such Lender a pro rata portion of the outstanding Credit Exposure of each of the existing Lenders such that the Lenders (including any additional Lender, if applicable) shall have the appropriate portion of the Aggregate Credit Exposure of the Lenders (based in each case on such Lender’s Applicable Percentage, as revised pursuant to this Section), and the Borrower shall have paid to the Lenders any amounts due pursuant to Section 2.16 as a result of such purchase and assignment.

Section 2.04. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

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(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., on the date of the proposed Borrowing (so long as such date is a Business Day); provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic communications in accordance with Section 11.01(b)) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

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If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own or the account of any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

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(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Aggregate Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

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(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than sixty-six and two-thirds percent (66 2/3%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon, if any; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any other Credit Party described in clause (h) or (i) of Article IX.

(ii) All cash collateral provided by the Borrower or any other Credit Party pursuant to the request of the Administrative Agent in accordance with Section 2.20(c) shall be deposited in the Cash Collateral Account.

(iii) Deposits in the Cash Collateral Account made pursuant to either the foregoing paragraph (i) of this Section 2.06(j) or Section 2.20(c) shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement and Borrower hereby grants a security interest in such cash and each deposit account (including the Cash Collateral Account) into which such cash is deposited to secure the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent but in consultation with the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing sixty-six and two-thirds percent (66 2/3%) or more of the total LC Exposure), be applied to satisfy other Obligations under this Agreement and to the extent any excess remains after payment in full in cash of all Obligations and the termination of all Commitments, such excess shall be released to the Borrower.

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(v) If the Borrower is required to provide an amount of cash collateral pursuant to either paragraph (i) of this Section 2.06(j) or Section 2.20(c), the amount of such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within one (1) Business Day after (x) in the case of cash collateral provided pursuant to paragraph (i) above, all Events of Default have been cured or waived and (y) in the case of cash collateral provided pursuant to Section 2.20(c), the date on which such cash collateral is no longer required pursuant to Section 2.20(c).

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a deposit account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form attached hereto as Exhibit D or such other form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period,” unless otherwise agreed upon by the Borrower and the Administrative Agent.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

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(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender or Participant may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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Section 2.10. Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole and or in part, subject to prior notice in accordance with paragraph (b) of this Section and any break funding costs payable pursuant to Section 2.16.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.04. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.11. Mandatory Prepayment of Loans.

(a) Except as otherwise provided in clauses (b), (c) and (d) of this Section 2.11, in the event a Borrowing Base Deficiency exists, the Borrower shall, within thirty (30) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, either (a) by instruments satisfactory in form and substance to the Administrative Agent, provide the Lenders with additional security satisfactory to the Lenders in their sole discretion to eliminate such Borrowing Base Deficiency, or prepay, without premium or penalty (but subject to any funding indemnification amounts required by Section 2.16), the principal amount of the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or by a combination of such additional security and such prepayment eliminate such Borrowing Base Deficiency), or (b) notify the Administrative Agent that it intends to prepay, without premium or penalty (but subject to any funding indemnification amounts required by Section 2.16), the principal amount of such Borrowing Base Deficiency in not more than three (3) equal monthly installments plus accrued interest thereon and make the first such monthly payment on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency.

(b) If the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) Disposes of any Borrowing Base Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 7.03(a) or otherwise), the Borrower shall (a) prepay the Borrowings (and after all Borrowings are repaid in full, provide cash collateral in accordance with Section 2.06(j)) to the extent necessary to eliminate any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Disposition within one (1) Business Day of the date it or any Restricted Subsidiary receives the Net Cash Proceeds from such Disposition and any Net Cash Proceeds in excess of the amount necessary to eliminate any such Borrowing Base Deficiency shall be used within three hundred sixty (360) days after such Disposition to (i) acquire property and assets used or useful in carrying on the business of the Borrower, any Restricted Subsidiary and such Sponsored Partnership or to improve or replace any such property or assets, (ii) prepay the Loans in accordance with the instructions of the Borrower (unless an Event of Default exists in which event any amounts prepaid shall be applied to the Loans at the discretion of the Administrative Agent), or (iii) in the case of any Disposition of Borrowing Base Properties (including Equity Interests of any Restricted Subsidiary held by any Restricted Subsidiary) by any Restricted Subsidiary or any Sponsored Partnership, make a dividend or distribution to the direct holders of its Equity Interests, or (b) in the case of any exchange of Borrowing Base Properties for other Oil and Gas Interests, take all actions reasonably necessary to cause such Oil and Gas Interests received in such exchange to become additional security for the Obligations by instruments satisfactory in form and substance to the Administrative Agent.

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(c) If the Borrower or any Restricted Subsidiary (or any Sponsored Partnership with respect to Attributed Interests) enters into any Hedge Modification at any time, the Borrower shall promptly, and in any event within one (1) Business Day of the date it or any Restricted Subsidiary receives the Net Cash Proceeds from such Hedge Modification, prepay the Borrowings (and after all Borrowings are repaid in full, provide cash collateral in accordance with Section 2.06(j)) to the extent necessary to eliminate any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Hedge Modification.

(d) In the event any Borrowing Base Deficiency occurs upon an issuance of Senior Notes as a result of a reduction in the Borrowing Base pursuant to Section 3.06, the Borrower shall prepay the Borrowings (and after all Borrowings are repaid in full, provide cash collateral in accordance with Section 2.06(j)) with the Net Cash Proceeds received as a result of the issuance of such Senior Notes immediately upon receipt of such Net Cash Proceeds to the extent necessary to eliminate such Borrowing Base Deficiency.

(e) In the event the Aggregate Credit Exposure exceeds the Maximum Facility Amount or the Aggregate Commitment at any time that a Borrowing Base Deficiency does not exist, the Borrowers shall immediately prepay, subject to any funding indemnification amounts required by Section 2.16, the principal amount of the Loans to the extent necessary to eliminate such excess.

(f) Amounts applied to the prepayment of Borrowings pursuant to this Section shall be first applied ratably to ABR Borrowings then outstanding and, upon payment in full of all outstanding ABR Borrowings, second, to Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Any prepayments pursuant to this Section shall be accompanied by accrued interest to the extent required by Section 2.13 and any funding indemnification amounts required by Section 2.16.

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Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) equivalent to the Applicable Rate times the daily average of the total Unused Commitments. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Aggregate Commitment terminates on any date other than the last day of March, June, September or December of any year, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the pro rata portion of the Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee for each Letter of Credit equal to 0.125% per annum on the face amount of such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Commitment and the date on which there ceases to be any LC Exposure (but in no event less than $500 per annum), as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitment terminates and any such fees accruing after the date on which the Aggregate Commitment terminates shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent and J.P. Morgan Securities LLC, for their respective accounts, the fees set forth in the Fee Letter payable to the Administrative Agent and J.P. Morgan Securities LLC and such other fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent and J.P. Morgan Securities LLC.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

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Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

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then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

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(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes. Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

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(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless required by any applicable law. If any applicable law (as determined by an applicable Withholding Agent in its sole discretion exercised in good faith) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the applicable Credit Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section 2.17(d)) that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of such payment or liability. Such certificate shall be conclusive absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of such payment or liability. Such certificate shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certificate or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (x) executed originals of IRS Form W-8BEN and (y) a tax certificate substantially in the form of Exhibit H-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code(a “U.S. Tax Compliance Certificate”);

(4) in the case of a Non-U.S. Lender that is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-1, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the withholding or deduction required by law to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Mail Code IL1-0010, 10 South Dearborn, Floor 07, Chicago, Illinois, 60603-2003, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower or any other Credit Party (other than any Cash Management Obligations or Lender Hedging Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower or any other Credit Party (other than any Cash Management Obligations or Lender Hedging Obligations), third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably, fourth, to pay the portion of the Obligations constituting unpaid principal of the Loans, unreimbursed LC Disbursements and payment obligations then owing with respect to Cash Management Obligations and Lender Hedging Obligations and to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure to be held as cash collateral for such Obligations (to the extent not otherwise cash collateralized by the Borrower pursuant to this Agreement), in each case, ratably among the Administrative Agent, the Lenders, the Issuing Bank, the Lender Counterparties and the holders of any Cash Management Obligations, and fifth, to the payment of any other Obligations due to the Administrative Agent, any Lender or any other Secured Party by any Credit Party or any Restricted Subsidiary. Notwithstanding the foregoing, amounts received from any Credit Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Lender Counterparty (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to the foregoing clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in the foregoing clause fourth above by Lender Counterparties that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the foregoing clause fourth above). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

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(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall provide the Administrative Agent with written notice of such set-off or counterclaim and thereafter purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.17(e), Section 2.18(c) or Section 2.18(d) or Section 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained and consents required in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If (i) in connection with any proposed amendment, modification, termination, waiver or consent (including any consent to any increase in the Borrowing Base) with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders under Section 11.02, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or (ii) if any Lender becomes a Defaulting Lender; then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

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Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the Unused Commitment of such Defaulting Lender pursuant to Section 2.12(a).

(b) Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 11.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Lenders have taken or may take any action hereunder.

(c) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.02 are satisfied at that time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

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(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d) So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and any participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

(e) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period as set forth in clauses (a) and (c) of the definition thereof) as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the Aggregate Credit Exposure, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with this Section 2.20 and all amounts due and owing to the Lenders has been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 2.20(e), all principal will be paid ratably as provided in Section 2.18(b).

In the event that the Administrative Agent, the Borrower, and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

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Section 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22. Collection of Proceeds of Production. The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Properties. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, (a) unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the relevant Credit Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the relevant Credit Party so long as no Event of Default has occurred and is continuing.

Article III

Borrowing Base

Section 3.01. Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $450,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to this Article III and Section 6.12.

Section 3.02. Scheduled and Interim Redeterminations. Except as set forth in the following sentence, the Borrowing Base shall be redetermined semi-annually in accordance with this Section 3.02 (a “Scheduled Redetermination”), and, subject to Section 3.04, such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or about May 1 and November 1 of each year, commencing November 1, 2013. In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined once between Scheduled Redeterminations, and (ii) the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, elect to cause the Borrowing Base to be redetermined at any time (each such redetermination, an “Interim Redetermination”), in the case of each of clauses (i) and (ii) above, in accordance with this Article III.

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Section 3.03. Scheduled and Interim Redetermination Procedure.

(a) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 6.10, as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Interests as described in the Engineering Reports, the existence of any other Indebtedness, the financial condition of the Credit Parties, the economic effect of the Borrower’s and its Restricted Subsidiaries’ Swap Agreements and such other credit factors) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Maximum Facility Amount.

(b) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(i) in the case of a Scheduled Redetermination (A) if the Administrative Agent shall have received the Engineering Reports and other information required to be delivered by the Borrower pursuant to Section 6.10(a) and (c) in a timely and complete manner, then on or about April 15th and October 15th of such year following the date of delivery or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 6.10(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and other information from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 3.03(a); and

(ii) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(c) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 3.03(c); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (in each Lender’s sole discretion consistent with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 3.03(c). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base, and each Lender shall make its determination of the appropriate amount of the Borrowing Base consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 3.04. If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders or all of the Lenders, as applicable, and, subject to the approval rights contained in this Section 3.03, such amount shall become the new Borrowing Base, effective on the date specified in Section 3.04.

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Section 3.04. Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 3.03(c), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(a) in the case of a Scheduled Redetermination, (i) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 6.10(a) and (c) in a timely and complete manner, then on or about May 1st and November 1st of such year, as applicable, following such notice, or if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 6.10(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(b) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Article III or Section 6.12, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 3.05. Lenders’ Sole Discretion. The Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Facility Amount or otherwise. Furthermore, Borrower acknowledges that the Lenders have no obligation to increase the Borrowing Base and that any increase in the Borrowing Base is in each Lender’s sole discretion and subject to the individual credit approval processes of each of the Lenders which processes shall be conducted in good faith and based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Interests as described in the Engineering Reports, the existence of any other Indebtedness, the financial condition of the Credit Parties, the economic effect of the Borrower’s and its Restricted Subsidiaries’ Swap Agreements then in effect and such other credit factors) as such Lender deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.

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Section 3.06. Reduction of Borrowing Base Upon Issuance of Senior Notes. Unless otherwise waived in writing by the Required Lenders, upon the issuance of any Senior Notes by any Credit Party in accordance with Section 7.01(h) (other than any Permitted Refinancing that extends, refinances, renews, replaces, defeases or refunds existing Senior Notes, or any portion thereof), the Borrowing Base then in effect shall automatically be reduced by the lesser of (a) $250 for each $1,000 in stated principal amount of such Senior Notes on the date such Senior Notes are issued and (b) such other amount, if any, determined by the Required Lenders in their sole discretion prior to the issuance of such Senior Notes, and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders until the next Redetermination or adjustment of the Borrowing Base pursuant to this Agreement. Upon any such Redetermination or adjustment, as the case may be, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

Article IV

Representations and Warranties

Each Credit Party represents and warrants to the Lenders that:

Section 4.01. Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action. The Loan Documents to which each Credit Party is a party have been duly executed and delivered by each Credit Party and constitute a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of the Liens to secure the Obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower, any Restricted Subsidiary or any Sponsored Partnership or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, any Restricted Subsidiary or any Sponsored Partnership not otherwise permitted under Section 7.02.

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Section 4.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2012, reported on by PricewaterhouseCoopers L.L.P., and (ii) as of and for the fiscal quarter ended March 31, 2013, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2012, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole.

Section 4.05. Properties.

(a) Except as otherwise provided in Section 4.15 with respect to Oil and Gas Interests, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such real and personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Liens permitted under Section 7.02.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default, or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default, under any such lease or agreement which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business, in all material respects.

(d) All of the Properties of the Borrower and the Restricted Subsidiaries (other than the Oil and Gas Interests, which are addressed in Section 4.18) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except for any such Properties the failure of which to be in good working condition or so maintained could not reasonably be expected to have a Material Adverse Effect.

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(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Restricted Subsidiary or any Sponsored Partnership, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect after taking into account insurance proceeds or other recoveries from third parties actually received (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect after taking into account insurance proceeds or other recoveries from third parties actually received, neither the Borrower nor any Restricted Subsidiary nor any Sponsored Partnership, to the Borrower’s knowledge, (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07. Compliance with Laws and Agreements; No Defaults or Borrowing Base Deficiency. The Borrower and each Restricted Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Borrowing Base Deficiency has occurred and is continuing.

Section 4.08. Investment Company Status. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

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Section 4.09. Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time delivered.

Section 4.12. Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13. Capitalization. Schedule 4.13 lists as of the Effective Date, (a) for the Borrower and each Subsidiary, its full legal name, its jurisdiction of organization and its organizational identification number, (b) a correct and complete list of the name and relationship to the Borrower of each Subsidiary of the Borrower and whether such Subsidiary is an Unrestricted Subsidiary or a Restricted Subsidiary, (c) for each Subsidiary, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests, (d) the type of entity of the Borrower and each of its Subsidiaries and (e) with respect to each Sponsored Partnership, the Partnership Interests owned by each Credit Party in such Sponsored Partnership.

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Section 4.14. Margin Stock. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.15. Oil and Gas Interests. Each Credit Party has good and defensible title to all proved reserves included in the Direct Interests (for purposes of this Section 4.15, “proved Direct Interests”) described in the most recent Reserve Report provided to the Administrative Agent (other than such proved reserves that have been subsequently disposed of in compliance with this Agreement), free and clear of all Liens except Liens permitted pursuant to Section 7.02. Each Sponsored Partnership has good and defensible title to all proved reserves included in the Attributed Interests (for purposes of this Section 4.15, “proved Attributed Interests”) described in the most recent Reserve Report provided to the Administrative Agent (other than such proved reserves that have been subsequently disposed of in compliance with this Agreement), free and clear of all Liens except Liens permitted pursuant to Section 7.02. All such proved Oil and Gas Interests are valid, subsisting, and in full force and effect in all material respects, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid except for such rentals, royalties and other amounts that are amounts being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Restricted Subsidiary or Sponsored Partnership has set aside on its books adequate reserves. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Direct Interests, or any Sponsored Partnership’s proved Attributed Interests, such Credit Party’s share and such Sponsored Partnership’s share, as the case may be, of (a) the costs for each proved Oil and Gas Interest described in the Reserve Report (other than for such proved Oil and Gas Interests that have been subsequently disposed of in compliance with this Agreement) is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to each such proved Oil and Gas Interest is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. The wells drilled in respect of proved producing Oil and Gas Interests described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Interests that have been subsequently disposed of in compliance with this Agreement) (1) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party or Sponsored Partnership that owns such proved producing Oil and Gas Interests is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) have been drilled, bottomed, completed, and operated in compliance with all applicable laws, in the case of clauses (1) and (2), except where any failure to satisfy clause (1) or to comply with clause (2) would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any material penalty in production by reason of such well having produced in excess of its allowable production.

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Section 4.16. Insurance. The Borrower, each Restricted Subsidiary and each Sponsored Partnership has (a) all insurance policies sufficient for the compliance by each of them with all material laws, regulations and orders of any Governmental Authority applicable to them or their respective Property and all material agreements to which the Borrower, such Restricted Subsidiary or such Sponsored Partnership is a party and (b) insurance coverage in such amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to property loss insurance.

Section 4.17. Solvency. After giving effect to the Transactions and any contribution provisions contained in any Loan Document, the Credit Parties and each of the Restricted Subsidiaries, taken as a whole, are Solvent.

Section 4.18. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Interests (and Properties unitized therewith) of the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships have been maintained, operated and developed in a good and workmanlike manner and in conformity with all material laws, regulations and orders of any Governmental Authority applicable to such Oil and Gas Interests and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Interests and other contracts and agreements forming a part of the Oil and Gas Interests of the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Interest of the Borrower, any Restricted Subsidiary or any Sponsored Partnerhsip is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Interests (or Properties unitized therewith) of the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Interests (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships. The wells drilled in respect of proved producing Oil and Gas Interests described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Interests that have been subsequently Disposed of in accordance with the terms of this Agreement) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Interests is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower, any Restricted Subsidiary or any Sponsored Partnership that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any Restricted Subsidiary, in a manner consistent with the past practices of the Borrower and the Restricted Subsidiaries (other than those the failure of which to maintain in accordance with this Section 4.18 could not reasonably be expected to have a Material Adverse Effect).

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Section 4.19. Marketing of Production. Except for contracts listed and in effect on the Effective Date on Schedule 4.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report Certificate (with respect to all of which contracts the Borrower represents that it or the Restricted Subsidiary party thereto is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and is not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from Oil and Gas Interests of the Borrower and the Restricted Subsidiaries (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the Effective Date or the date of delivery of such Reserve Report Certificate, as applicable.

Section 4.20. Swap Agreements. Schedule 4.20, as of the Effective Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 6.01(j), sets forth a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes on a monthly basis and in the aggregate), all credit support agreements relating thereto (including any margin required or supplied), the counterparty to each such agreement and the notional amounts or volumes allocated to (a) the Direct Interests and the Attributed Interests and (b) the Other Attributed Interests.

Section 4.21. Security Interest in Collateral.

(a) The provisions of the Mortgages create legal and valid Liens on all the Collateral described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, and when the Mortgages are filed in the appropriate recording offices, each Mortgage shall constitute perfected and continuing Liens on the Borrower’s and the Restricted Subsidiaries’ right, title and interest in the Collateral described therein, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 7.02.

(b) The Security Agreement creates legal and valid Liens on all the Collateral described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, and when financing statements in appropriate form are filed in the appropriate offices at any time and such other filings as are identified in the Security Agreement have been completed, the Security Agreement shall constitute perfected and continuing Liens on each Credit Parties’ right, title and interest in the Collateral described therein, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 7.02.

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Section 4.22. Foreign Corrupt Practices. None of the Borrower, any Restricted Subsidiary, or any Sponsored Partnership nor any director, officer, agent, employee or Affiliate of the Borrower, any such Restricted Subsidiary or any such Sponsored Partnership is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Credit Parties and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.23. OFAC. None of the Borrower, any Restricted Subsidiary or any Sponsored Partnership, nor any director, officer, agent, employee or Affiliate of the Borrower, any such Restricted Subsidiary or any such Sponsored Partnership is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Article V

Conditions

Section 5.01. Effective Date. The obligations of the Lenders and Lender Counterparties to continue the Original Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to permit the Existing Letters of Credit to remain outstanding and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

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(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Andrews & Kurth LLP, counsel for the Credit Parties, substantially in the form of Exhibit B and (ii) local counsel for the Credit Parties in West Virginia, Nevada and Colorado, in form and substance satisfactory to the Administrative Agent, and, in each case, covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Majority Lenders shall reasonably request. The Credit Parties hereby request such counsels to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower certifying (i) that no Default has occurred and is continuing, (ii) that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct as of such date and (iii) any other factual maters as may be reasonably requested by the Administrative Agent.

(e) The Administrative Agent, the Lenders and J.P. Morgan Securities LLC shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or Mortgage amendments) and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent.

(f) The Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Liens permitted by Section 7.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent).

(g) The Administrative Agent shall have received the Security Agreement, duly executed and delivered by the appropriate Credit Parties, together with such other assignments, conveyances, amendments (other than, for the avoidance of doubt, any Mortgages or Mortgage amendments required to be delivered pursuant to the last sentence of Section 6.11), agreements and other writings, including, without limitation, UCC-1 financing statements and control agreements, creating Liens prior and superior in right to any other Person, subject to the Liens permitted under Section 7.02, in all or substantially all of the assets of each Credit Party, including all of the Equity Interests of each Restricted Subsidiary and Sponsored Partnership now or hereafter owned by Borrower or any Restricted Subsidiary.

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(h) The Administrative Agent shall have received promissory notes duly executed by the Borrower for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.09(e).

(i) The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.05.

(j) In the event that any Loans are made on the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent and in accordance with Section 2.05 setting forth the Loans requested by the Borrower on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded.

(k) If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.06 of this Agreement.

(l) The Administrative Agent shall have received such financing statements (including, without limitation, the financing statements referenced in subclause (g) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(m) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(n) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(o) All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

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(p) The Administrative Agent and the Lenders shall have received the Initial Reserve Report, the Projections and all of the financial statements described in Section 4.04(a).

(q) The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to continue the Original Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to permit the Existing Letters of Credit to remain outstanding and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m. on May 21, 2013 (and, in the event such conditions are not so satisfied or waived, the Aggregate Commitment shall terminate at such time).

Section 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Borrowing Base Deficiency exists or would be caused thereby.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

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Article VI

Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers L.L.P. or other independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each fiscal quarter of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations in a form reasonably acceptable to the Administrative Agent demonstrating compliance with clauses (A) and (B) of Section 7.05(a), (iii) setting forth, in a form reasonably acceptable to the Administrative Agent, the aggregate net amount of all unpaid holdback or reimbursement obligations of the Sponsored Partnerships to the Credit Parties with respect to all Allocated Partnership Volumes, taken as a whole, in the event such aggregate amount exceeds $5,000,000 as of the last day of any fiscal year of the Borrower with respect to the financial statements delivered under clause (a) above and as of the last day of any fiscal quarter of the Borrower with respect to the financial statements delivered under clause (b) above, (iv) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11, and (v) if any change in GAAP or in the application thereof would result in a material change in the preparation or presentation of the financial statements under clause (a) or (b) above since the date of the audited financial statements referred to in Section 4.04, a description of the effect of such change on the financial statements accompanying such certificate;

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(d) if, at any time, all of the Consolidated Subsidiaries of the Borrower (other than PDC Eastern and any of its Subsidiaries) are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) for any Sponsored Partnership, upon the written request (or the verbal request confirmed in writing within ten days of such verbal request) of the Administrative Agent, (A) copies of any tax returns which such Sponsored Partnership has sent to or filed with the Internal Revenue Service, and (B) the audited consolidated balance sheet and related statements of operations, partners’ equity and cash flows of such Sponsored Partnership as of the end of any fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, as reported on by PricewaterhouseCoopers L.L.P. or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of such Sponsored Partnership on a basis in accordance with GAAP consistently applied;

(g) if requested by the Administrative Agent for such fiscal quarter, as soon as possible and in any event within 30 days of the end of each fiscal quarter of the Borrower, a schedule of all cash receipts and other payments received by any Credit Party with respect to any Direct Interests and by any Sponsored Partnership with respect to any Attributed Interests;

(h) concurrently with any delivery of financial statements under clauses (a) or (b) above, a report setting forth, for each calendar month during the then current fiscal year to date, the aggregate volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Direct Interests of each Credit Party and the Attributed Interests of each Sponsored Partnership, taken as a whole, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(i) as soon as possible and in any event within 15 days after the execution thereof, copies of (i) any amendment to any Material Sales Contract to which the Borrower or any Restricted Subsidiary is a party, and (ii) any Material Sales Contract executed and delivered after the date hereof to which the Borrower or any Restricted Subsidiary is a party;

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(j) concurrently with the delivery of any Reserve Report pursuant to Section 6.10, a report, in reasonable detail, setting forth a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes on a monthly basis and in the aggregate), any new credit support agreements relating thereto not listed on Schedule 4.20 (including any margin required or supplied), the counterparty to each such agreement and the notional amounts or volumes allocated to (i) the Direct Interests and the Attributed Interests and (ii) the Other Attributed Interests.

(k) within ten (10) Business Days of renewal or promptly upon the Administrative Agent’s request, one or more certificates of insurance coverage from the Borrower’s insurance broker or insurers with respect to the insurance required by Section 6.05, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, copies of the applicable policies.

(l) concurrently with the delivery of any Reserve Report pursuant to Section 6.10, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for each fiscal quarter for the forthcoming four quarter period in form reasonably satisfactory to the Administrative Agent.

(m) promptly after receipt, a copy of any notice of default received from any holder or holders of any Senior Notes or any trustee or agent on its or their behalf, to the extent such notice has not otherwise been delivered to the Administrative Agent hereunder.

(n) in the event any Credit Party intends to issue Senior Notes or refinance any existing Senior Notes with the proceeds of any Permitted Refinancing, prior written notice of the intended offering of such Senior Notes or such Permitted Refinancing, the amount thereof, and the anticipated date of closing, and upon request of the Administrative Agent or any Lender, copies of the preliminary offering memorandum (if any) and the final offering memorandum (if any) relating to such Senior Notes or Permitted Refinancing, as the case may be.

(o) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any material amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of the Borrower or any Restricted Subsidiary.

(p) if requested by the Administrative Agent, as soon as possible and in any event within 30 days of such request, copies of the Organizational Documents of any one or more of the Sponsored Partnerships as specified by the Administrative Agent in such request; and

(q) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) as soon as possible, but in any event within 5 days of obtaining knowledge thereof, the occurrence of any Default;

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(b) as soon as possible, but in any event within 30 days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) as soon as possible, but in any event within 30 days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $1,000,000;

(d) as soon as possible, but in any event within 30 days after any notice or claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e) as soon as possible, but in any event within 30 days after any notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to have a Material Adverse Effect;

(f) as soon as possible, but in any event within 30 days after the occurrence of any breach or default under, or repudiation or termination of, any Material Sales Contract, which could reasonably be expected to have a Material Adverse Effect;

(g) as soon as possible, but in any event within 30 days after the receipt by the Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for the Borrower or any such Restricted Subsidiary; and

(h) as soon as possible, but in any event within 30 days after any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03. Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03, nor shall the Borrower, any Restricted Subsidiary or any Sponsored Partnership be required to preserve any right or franchise unrelated to the Borrowing Base Properties if the Borrower, such Restricted Subsidiary or such Sponsored Partnership determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not adverse in any material respect to the Administrative Agent or any Lender.

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Section 6.04. Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, such Restricted Subsidiary or such Sponsored Partnership, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05. Insurance. The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of the Borrower, its Restricted Subsidiaries and the Sponsored Partnerships in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent, the Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Lenders may reasonably require.

Section 6.06. Operation and Maintenance of Properties. The Borrower at its sole expense will, and will cause each Restricted Subsidiary and each Sponsored Partnership (with respect to Attributed Interests) to:

(a) operate its Oil and Gas Interests and other material Properties or cause such Oil and Gas Interests and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Interests and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property to the conduct of its business in good working order and condition (ordinary wear and tear excepted); preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and obsolescence excepted) all of its Oil and Gas Interests and other Properties, including, without limitation, all equipment, machinery and facilities, except where the failure to so keep, preserve and maintain could not reasonably be expected to have a Material Adverse Effect;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Interests and will do all other things necessary to keep materially unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

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(d) promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Interests and other material Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(e) operate its Oil and Gas Interests and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Interests and other material Properties to be operated substantially in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and

(f) to the extent that a Credit Party is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 6.06.

Section 6.07. Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Default exists, such visits and inspections shall not be more frequent than once in any period of 12 consecutive calendar months without the prior consent or request of the Borrower.

Section 6.08. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.09. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (a) pay the fees, expenses and transaction costs of the Transactions, (b) make purchases of outstanding Equity Interests in Sponsored Partnerships to the extent permitted under Section 7.04(b), (c) make investments in the Equity Interests of PDC Mountaineer to the extent permitted under Section 7.04(k), (d) make investments consisting of loans to the Marcellus JV Investor Partner to the extent permitted under Section 7.04(l), (e) retire, redeem, defease, repurchase, settle or prepay the Senior Notes to the extent permitted under Section 7.13 and (f) finance the working capital needs of the Borrower, including capital expenditures, and for general corporate purposes of the Borrower and the Guarantors, in the ordinary course of business, including the exploration, acquisition and development of Oil and Gas Interests. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and the Restricted Subsidiaries.

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Section 6.10. Reserve Reports.

(a) On or before April 1 and October 1 of each year, commencing October 1, 2013, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Direct Interests of the Borrower and the other Credit Parties and the Attributed Interests of the Sponsored Partnerships, in each case, as of the immediately preceding December 31 and June 30. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers. The Reserve Report as of June 30 of each year shall be prepared either by Approved Petroleum Engineers or by Borrower’s internal reserve engineering staff, which shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by Borrower’s internal reserve engineering staff, which shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 3.02, the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in no event later than 30 days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a Reserve Report Certificate from a Responsible Officer certifying that: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or any of the Restricted Subsidiaries owns good and defensible title to the Direct Interests and the Sponsored Partnerships owns good and defensible title to the Attributed Interests, in each case, evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 7.02, (iii) none of the Direct Interests of the Borrower and the Restricted Subsidiaries or the Attributed Interests of the Sponsored Partnerships, in each case, evaluated in the immediately preceding Reserve Report have been sold since the date of the last Borrowing Base redetermination except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Interests that have been sold and in such detail as reasonably required by the Administrative Agent, (iv) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report Certificate which the Borrower could reasonably be expected to have been obligated to list on Schedule 4.19 had such agreement been in effect on the date hereof, (v) attached thereto is a schedule of the Oil and Gas Interests evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total Engineered Value of the Oil and Gas Interests that the total Engineered Value of such Mortgaged Properties represent and (vi) attached thereto is a schedule setting forth the portion of the Oil and Gas Interests evaluated by such Reserve Report that are Attributed Interests.

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Section 6.11. Mortgages and Other Security. In connection with each Redetermination of the Borrowing Base, the Borrower shall review the Reserve Report delivered in connection therewith and the list of current Mortgaged Properties (as described in Section 6.10(c)) to ascertain whether the Mortgaged Properties represent at least 80% of the total Engineered Value of the Direct Interests included in the Borrowing Base Properties evaluated in such Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total Engineered Value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 6.10(c), to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject to Liens that are permitted by Section 7.02 to have priority over the Administrative Agent’s Lien) on additional Direct Interests not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total Engineered Value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In addition, promptly after entering into any such agreement, the Credit Parties shall, and shall cause each of its Restricted Subsidiaries to (i) execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, collateral assignments of all gathering, handling, storing, processing, transportation, supply, pipeline, marketing, operating or services agreement with any Affiliate that is not a Credit Party (other than PDC Mountaineer or any of its Subsidiaries), and (ii) cause each such Affiliate to execute and deliver a consent acknowledging such collateral assignments, in each case, in form and substance satisfactory to the Administrative Agent. Within sixty (60) days after the Effective Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), the Borrower agrees to execute and deliver, or cause to be executed and delivered, such amendments to, or amendment and restatements of, the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably require in connection with the Transactions.

Section 6.12. Title Data.

(a) Within 30 days after the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 6.10, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least (i) 80% of the total Engineered Value of the Direct Interests included in the Borrowing Base Properties that are required to be subject to a Mortgage pursuant to Section 6.11 and (ii) from and after November 1, 2013, 80% of the total Engineered Value of the Direct Interests included in the Borrowing Base Properties that are classified as proved developed nonproducing reserves and proved developed producing reserves evaluated by such Reserve Report.

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(b) If title information for additional Properties has been provided under Section 6.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties that are not permitted by Section 7.02, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority), (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (other than Liens which are permitted by Section 7.02) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information to comply with clause (a) above.

(c) If any title defect or exception identified by the Administrative Agent pursuant to a notice to the Borrower as described in Section 6.12(b) cannot be cured or the Borrower does not substitute acceptable Mortgaged Properties or the Borrower does not comply with the requirement to provide acceptable title information provided for in clause (a) above, in each case within the 60-day period described in Section 6.12(b), such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the remedy described in the immediately succeeding sentence in their sole discretion from time to time, and any failure to so exercise such remedy at any time shall not be a waiver as to any future exercise of such remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period described in Section 6.12(b) has elapsed, such Mortgaged Property shall not count towards the title requirement provided for in clause (a) above and shall be deemed not to have been included in the most recently delivered Reserve Report, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide satisfactory title information on the value of the Direct Interests included in the Borrowing Base Properties evaluated by the most recently delivered Reserve Report as required in clause (a) above. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 6.13. Swap Agreements. Upon the request of the Majority Lenders, the Borrower and each Restricted Subsidiary shall take all actions necessary to cause all of its right, title and interest in each Swap Agreement to which it is a party to be collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties, and shall, if requested by the Administrative Agent or the Majority Lenders, use its commercially reasonable efforts to cause each such agreement or contract to (a) expressly permit such assignment and (b) upon the occurrence of any default or event of default under such agreement or contract, (i) to permit the Lenders to cure such default or event of default and assume the obligations of such Credit Party under such agreement or contract and (ii) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of such Credit Party under such agreement or contract and the Lenders take the actions required under the foregoing clause (i). Upon the request of the Administrative Agent, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent and the Lenders, certified as true and correct by a Responsible Officer of the Borrower, and such other information regarding such Swap Agreements as the Administrative Agent and the Lenders may reasonably request. Notwithstanding the foregoing, in no event shall this Section 6.13 apply to any Permitted Convertible Notes Swap Agreement.

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Section 6.14. Restricted Subsidiaries. In the event any Person is or becomes a Restricted Subsidiary, Borrower will (a) promptly take all action necessary to comply with Section 6.15, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Sections 5.01(b) and 5.01(c) that the Administrative Agent may request, and (c) promptly cause such Restricted Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (ii) to the extent required to comply with Section 6.11 or as requested by the Administrative Agent, execute and deliver Mortgages and other Security Instruments creating Liens prior and superior in right to any other Person, subject to Permitted Encumbrances, in such Restricted Subsidiary’s Direct Interests and Partnership Interests, and (iii) to the extent required to comply with Section 6.12, deliver all title opinions and other information relating to such Restricted Subsidiary’s Direct Interests. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Restricted Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of the Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Majority Lenders.

Section 6.15. Pledged Equity Interests. On the date hereof and at any time hereafter that any Restricted Subsidiary of the Borrower or any Sponsored Partnership is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, the Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a Security Agreement (or an amendment or amendment and restatement of the existing Security Agreement), in form and substance acceptable to the Administrative Agent, from the Borrower and/or the Restricted Subsidiaries (as applicable) covering all Equity Interests owned by the Borrower or such Restricted Subsidiaries in such Restricted Subsidiaries or any Sponsored Partnership, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary or Sponsored Partnership of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a first priority security interest in the issued and outstanding Equity Interests owned by Borrower or any Restricted Subsidiary in each Restricted Subsidiary and each Sponsored Partnership.

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Section 6.16. Hedge Modifications. In the event a Proposed Oil and Gas Acquisition is terminated by written agreement among the parties or otherwise not consummated within 90 days after execution and delivery of the underlying purchase agreement, merger agreement or other similar agreement (or such longer period of time as acceptable to the Administrative Agent in its sole discretion), Borrower shall, and shall cause each Restricted Subsidiary to, within 30 days thereafter (or such longer period of time as acceptable to the Administrative Agent in its sole discretion) and subject to Section 2.11(c), enter into Hedge Modifications to the extent required to cause the aggregate notional volume per month for each of Crude Oil, Natural Gas and Natural Gas Liquids under all Swap Agreements then in effect (other than Excluded Hedges) to be no greater than the percentages of “forecasted production from total proved reserves” and “forecasted production from proved producing reserves” permitted pursuant to Section 7.05, calculated as if the Borrower was entering into a new transaction under a Swap Agreement on such date and without including the Projected Oil and Gas Volumes subject to such Proposed Oil and Gas Acquisition in the calculation of “forecasted production from total proved reserves” and “forecasted production from proved producing reserves”. Borrower shall promptly, and in any event within three (3) Business Days after entering into any such Hedge Modification required under this Section 6.16, deliver written notice to the Administrative Agent of any such Hedge Modification, setting forth in reasonable detail the terms of such Hedge Modification; provided that, in no event shall the Borrower be required to enter into Hedge Modifications that would result in the volumes in effect being less than the volumes permitted to be in effect immediately prior to the addition of any Swap Agreements entered into with respect to any Proposed Oil and Gas Acquisition that was terminated or not consummated within the period specified in this Section 6.16.

Section 6.17. Unrestricted Subsidiaries. The Borrower will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled with those of Unrestricted Subsidiaries) so that each Unrestricted Subsidiary that is a corporation, limited liability company or partnership will be treated as an entity separate and distinct from Borrower and the Restricted Subsidiaries.

Section 6.18. Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Restricted Subsidiary and each Sponsored Partnership to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower, any other Credit Party or any Sponsored Partnership, as the case may be, in the Loan Documents, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

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(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 6.19. Post Closing Covenant. Within forty-five (45) days following the Effective Date (or such longer period as permitted by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent Mortgages and title information, in each case, reasonably satisfactory to the Administrative Agent with respect to the Borrowing Base Properties, or the portion thereof, as required by Sections 6.11 and 6.12 of this Agreement.

Article VII

Negative Covenants

Until the Aggregate Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor; provided, that (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) all such Indebtedness is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and such promissory notes are subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent;

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(d) Guarantees of the Obligations;

(e) Indebtedness of the Borrower and the Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with the aggregate principal amount of Indebtedness permitted by clause (i) of this Section 7.01 shall not exceed $15,000,000 at any time outstanding;

(f) Indebtedness incurred or deposits made by the Borrower, any Restricted Subsidiary or any Sponsored Partnership (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, or (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Credit Party or such Sponsored Partnership is a party, (iii) to secure public or statutory obligations of such Credit Party or such Sponsored Partnership, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Credit Party or such Sponsored Partnerships a party in connection with the operation of the Oil and Gas Interests, in each case in the ordinary course of business;

(g) Indebtedness of the Borrower, any Restricted Subsidiary or any Sponsored Partnership under (i) Swap Agreements to the extent permitted under Section 7.05, (ii) Advance Payment Contracts to the extent permitted under Section 7.12 and (iii) Sale and Leaseback Transactions to the extent permitted under Section 7.12;

(h) subject to any adjustment of the Borrowing Base required under Section 3.06 and any mandatory prepayment required under Section 2.11(d), unsecured Indebtedness under the Senior Notes (and any Permitted Refinancing thereof), including any Indebtedness constituting Guarantees thereof by any Credit Party, in an aggregate principal amount not to exceed $1,000,000,000; provided that at the time of and immediately after giving effect to each issuance of Senior Notes (and any Permitted Refinancing thereof), no Default shall have occurred and be continuing;

(i) Other unsecured Indebtedness of the Credit Parties; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) together with the aggregate principal amount of Indebtedness permitted by clause (e) of this Section 7.01 shall not exceed $15,000,000 at any time outstanding;

(j) Other unsecured Indebtedness of the Sponsored Partnership: provided the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time outstanding; and

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(k) Indebtedness of Marcellus JV PDC Partner to Marcellus JV Investor Partner for the unfunded portion of any capital contribution Marcellus JV PDC Partner is required to make to PDC Mountaineer in accordance with the Marcellus JV Documents; provided that (i) the aggregate principal amount of such Indebtedness shall not exceed $40,000,000 at any time outstanding, (ii) on each date such Indebtedness is incurred, the Borrower is in compliance with the financial covenants set forth in Section 7.11 as of the last day of the fiscal quarter most recently ended for which financial statements are available, calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred on the first day of such fiscal quarter, and (iii) Aggregate Commitment Usage is less than eighty percent (80%) on each date such Indebtedness is incurred.

Section 7.02. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien created pursuant to this Agreement or any other Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any Property of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by clause (e) of Section 7.01, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted by clause (e) of Section 7.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any Property of the Borrower or any other Restricted Subsidiaries;

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(f) Liens in favor of Marcellus JV Investor Partner on the Equity Interests of PDC Mountaineer owned by Marcellus JV PDC Partner; provided that (i) the only Indebtedness secured by such Liens is the Indebtedness permitted by clause (k) of Section 7.01, (ii) the only Property of the Borrower or any Restricted Subsidiary encumbered by such Liens are such Equity Interests and the proceeds thereof and (iii) except for the Liens permitted by this Section 7.02(f), no other Liens encumber such Equity Interests or the proceeds thereof.

Section 7.03. Fundamental Changes.

(a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or any substantial part of its Property, or any of its Borrowing Base Properties (or permit any Sponsored Partnership to Dispose of any Attributed Interests included in the Borrowing Base Properties) or the Equity Interests owned by it in any Restricted Subsidiary or any Sponsored Partnership that holds title to any Attributed Interest (in each case, whether now owned or hereafter acquired), or effect, or enter into an agreement to effect, any Hedge Modification, or liquidate or dissolve, except that, the Borrower, any Restricted Subsidiary or any Sponsored Partnership may sell Hydrocarbons produced from its Oil and Gas Interests in the ordinary course of business and, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;

(iii) any Restricted Subsidiary or any Sponsored Partnership may Dispose of its assets to the Borrower or to another Restricted Subsidiary;

(iv) any Restricted Subsidiary or Sponsored Partnership may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower (or in the case of any Sponsored Partnership the best interest of the holders of the Equity Interests of such Sponsored Partnership) and is not materially disadvantageous to the Lenders;

(v) the Borrower, any Restricted Subsidiary or any Sponsored Partnership may Dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Borrower or any of its Subsidiaries or that is being replaced by equipment of comparable value and utility;

(vi) subject to Section 2.11(b) and Section 2.11(c), the Borrower, any Restricted Subsidiary or any Sponsored Partnership may Dispose of Borrowing Base Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) or enter into Hedge Modifications; provided that the Engineered Value (as assigned by the Administrative Agent) of all Borrowing Base Properties Disposed of and the economic effect (as determined by the Administrative Agent) of all Hedge Modifications entered into between Scheduled Redeterminations does not exceed, in the aggregate for all Credit Parties and the Sponsored Partnerships taken as a whole, ten percent (10%) of the Borrowing Base most recently determined; provided, further, that Borrower shall promptly and in any event within three (3) Business Days thereafter, provide written notice to the Administrative Agent of any such Hedge Modification, setting forth in reasonable detail the terms of such Hedge Modification;

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(vii) so long as (x) no Borrowing Base Deficiency exists or would exist after giving effect to any such Disposition or Hedge Modification, as the case may be, and (y) no Default exists or would exist after giving effect to such Disposition or Hedge Modification, as the case may be, the Borrower, the Restricted Subsidiaries and the Sponsored Partnerships may Dispose of Borrowing Base Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) and enter into Hedge Modifications not otherwise permitted by the foregoing clause (vi); provided that:

(1) the Borrower provides the Administrative Agent and the Lenders with at least fifteen (15) days prior written notice of such Disposition or Hedge Modification, setting forth in reasonable detail the Borrowing Base Properties that are subject to such Disposition or the terms of such Hedge Modification, as the case may be;

(2) the Administrative Agent and the Lenders may request an Interim Redetermination of the Borrowing Base in accordance with the procedures and standards set forth in Article III;

(3)(a) with respect to any Disposition of Borrowing Base Properties, the consideration received shall be equal to or greater than the fair market value of the Oil and Gas Interests subject to such Disposition and (b) with respect to any Hedge Modification, the consideration received for such Hedge Modification is greater than or equal to fair market value, in each case, as reasonably determined in good faith by the Board of Directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying to that effect;

(4) at least 90% of the consideration received by the Borrower, any Restricted Subsidiary or any Sponsored Partnership in respect of any such Disposition or Hedge Modification is cash or cash equivalents;

(5) the Borrower prepays the Loans to the extent required by Sections 2.11(b) and 2.11(c) as a result of such Disposition or Hedge Modification (as determined after giving effect to any Interim Redetermination pursuant to clause (2) above), and with respect to any Disposition, uses any remaining Net Cash Proceeds received from such Disposition in accordance with the terms and conditions set forth in Section 2.11(b); and

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(6) unless otherwise approved in writing by all of the Lenders, such Disposition by the Credit Parties (whether pursuant to one transaction or a series of related transactions) is not a Disposition of all or substantially all of the Borrowing Base Properties (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise).

(b) The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, (i) engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or (ii) acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Interests not located within the geographic boundaries of the United States; and

(viii) the Borrower or any Restricted Subsidiary may enter into Hedge Modifications solely to the extent required under Section 6.16.

Section 7.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower in the Equity Interests of any Restricted Subsidiary or Sponsored Partnership; provided that with respect to investments made by the Borrower to purchase outstanding Equity Interests of any Sponsored Partnership, (i) immediately after giving effect to such investment, the aggregate amount of investments made by the Borrower to purchase outstanding Equity Interests of any Sponsored Partnership since July 15, 2008 shall not exceed $250,000,000, (ii) both before and immediately after giving effect to such investment, no Default shall have occurred and be continuing, and (iii) both before and immediately after giving effect to such investment, Aggregate Commitment Usage is less than eighty percent (80%);

(c) investments by the Borrower or any Guarantor consisting of intercompany Indebtedness permitted under Section 7.01(c);

(d) Guarantees constituting Indebtedness permitted by Section 7.01;

(e) subject to the limits in Section 7.03(b), investments by the Borrower and its Restricted Subsidiaries that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business, and (iii) made in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable;

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(f) investments consisting of Swap Agreements to the extent permitted under Section 7.05;

(g) investments existing as the date hereof and set forth on Schedule 7.04;

(h) investments consisting of (i) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and (ii) other short term loans to employees not to exceed, with respect to the foregoing clauses (i) and (ii) together, $250,000 in the aggregate at any time outstanding;

(i) investments representing the non-cash portion of the consideration received for any Disposition of any assets permitted under Section 7.03, not to exceed $1,000,000 in the aggregate at any time outstanding;

(j) other investments by the Borrower and the Restricted Subsidiaries; provided that, (1) on the date any such investment is made, the amount of such investment, together with all other investments made pursuant to this clause (j) of Section 7.04 (in each case determined based on the cost of such investment), since the Effective Date does not exceed in the aggregate, $10,000,000, and (2) both before and after giving effect to such investment, Aggregate Commitment Usage is less than ninety percent (90%);

(k) (i) the investment made by the Borrower in the Equity Interests of PDC Mountaineer in exchange for the Borrower’s contribution of the Marcellus Properties pursuant to the Marcellus JV Contribution Agreement and (ii) so long as no Default shall have occurred and be continuing or would be caused thereby, (A) additional cash equity investments by the Borrower in the Equity Interests of PDC Mountaineer at any time during the Marcellus JV Catch-Up Period not to exceed $40,000,000, and (B) additional cash equity investments by the Borrower in the Equity Interests of PDC Mountaineer at any time after the end of the Marcellus JV Catch-Up Period; provided that, with respect to each such cash equity investment made pursuant to this clause (B), (1) the Borrower is in compliance with the financial covenants set forth in Section 7.11 as of the last day of the fiscal quarter most recently ended for which financial statements are available, calculated on a pro forma basis after giving effect to such investment as if such investment had been made on the first day of such fiscal quarter and (2) both immediately before and immediately after giving effect to such investment, Aggregate Commitment Usage is less than eighty percent (80%);

(l) investments consisting of loans to Marcellus JV Investor Partner for the unfunded portion of any capital contribution Marcellus JV Investor Partner is required to make to PDC Mountaineer in accordance with the Marcellus JV Documents; provided that (i) no Default shall have occurred and be continuing or would be caused thereby, (ii) the aggregate principal amount of such loans shall not exceed $40,000,000 at any time outstanding, (iii) on the date each such loan is made, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 as of the last day of the fiscal quarter most recently ended for which financial statements are available, calculated on a pro forma basis after giving effect to such loan as if such loan had been made on the first day of such fiscal quarter, and (iv) both immediately before and immediately after giving effect to each such loan, Aggregate Commitment Usage is less than eighty percent (80%); and

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(m) investments consisting of Permitted Convertible Notes Swap Agreements.

Section 7.05. Swap Agreements. The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries or any Sponsored Partnership to, enter into any Swap Agreement, except (x) the Existing Swap Agreements, (y) the Permitted Convertible Notes Swap Agreements and (z) Swap Agreements entered into with an Approved Counterparty in the ordinary course of business and not for speculative purposes to:

(a) hedge or mitigate Crude Oil, Natural Gas and Natural Gas Liquids price risks to which the Borrower, any Restricted Subsidiary or any Sponsored Partnership has actual exposure (whether or not treated as a hedge for accounting purposes under GAAP); provided that at the time the Borrower (whether on its own behalf or on behalf of any Sponsored Partnership), any Restricted Subsidiary or any Sponsored Partnership enters into any such Swap Agreement, such Swap Agreement (x) does not have a term greater than sixty (60) months from the date such Swap Agreement is entered into, and (y) when aggregated and netted with all other Swap Agreements then in effect would not cause the aggregate notional volume per month for each of Crude Oil, Natural Gas and Natural Gas Liquids, calculated separately, under all Swap Agreements then in effect (other than Excluded Hedges) to exceed, as of the date such Swap Agreement is executed, (A) for any month during the first three years of the forthcoming five year period, (i) eighty-five percent (85%) of the “forecasted production from total proved reserves” (as defined below) of the Borrower, the Restricted Subsidiaries, and the Sponsored Partnerships, taken as a whole or (ii) eighty-five percent (85%) of the “forecasted production from total proved reserves” of the Borrower and the Restricted Subsidiaries (including the Attributed Interests), and (B) for any month during the last two years of the forthcoming five year period, (i) eighty-five percent (85%) of the “forecasted production from proved producing reserves” (as defined below) of the Borrower, the Restricted Subsidiaries, and the Sponsored Partnerships, taken as a whole or (ii) eighty-five percent (85%) of the “forecasted production from proved producing reserves” of the Borrower and the Restricted Subsidiaries (including the Attributed Interests); provided, further, that so long as the Borrower and the Restricted Subsidiaries properly identify and consistently report such hedges on the reports delivered pursuant to Section 6.01(j), the Borrower may utilize Crude Oil hedges as a substitute for hedging Natural Gas Liquids; and

(b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party.

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As used in this Section 7.05, “forecasted production from proved producing reserves” and “forecasted production from total proved reserves” means the forecasted production from proved producing reserves or total proved reserves, as the case may be, of each of Crude Oil, Natural Gas and Natural Gas Liquids as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.10, after giving effect to any pro forma adjustments for the consummation of any Acquisitions or Dispositions since the effective date of such Reserve Report; provided that upon the execution and delivery of a purchase agreement, merger agreement or other similar agreement by the Borrower or any Restricted Subsidiary in respect of an Acquisition consisting directly or indirectly of Oil and Gas Interests (each, a “Proposed Oil and Gas Acquisition”) and so long as the Aggregate Commitment Usage is less than ninety percent (90%) at the time of and immediately after giving effect thereto, “forecasted production from proved producing reserves” and “forecasted production from total proved reserves” as used in this Section 7.05 shall include, without duplication and until such Proposed Oil and Gas Acquisition is consummated in accordance with the terms of the underlying purchase agreement, merger agreement or other similar agreement or is terminated by written agreement among the parties or otherwise not consummated within 90 days after execution and delivery of such agreement (or such longer period of time as acceptable to the Administrative Agent in its sole discretion), the projected production from the Oil and Gas Interests subject to such Proposed Oil and Gas Acquisition (the “Projected Oil and Gas Volumes”) as reflected in a separate report delivered to the Administrative Agent meeting the requirements of a Reserve Report and otherwise in form and substance satisfactory to the Administrative Agent.

Except as otherwise permitted in Section 7.03 or required under Section 6.16, in no event shall the Borrower, any Restricted Subsidiary or any Sponsored Partnership enter into any Hedge Modification without the prior written consent of the Required Lenders; provided that, for purposes of this Section 7.05, a Hedge Modification shall not be deemed to have occurred if such Swap Agreement is novated from the existing counterparty to an Approved Counterparty, with the Borrower or the applicable Credit Party being the “remaining party” for purposes of such novation.

Section 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $10,000,000 in any fiscal year, (c) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor, (d) the Borrower may make payments of cash in lieu of fractional Equity Interests of the Borrower in connection with the conversion of the Convertible Notes; provided that the aggregate amount of cash paid by the Borrower in lieu of any such fractional Equity Interests shall not exceed $2,000,000, (e) the Borrower may make a one-time payment of the premium for the Convertible Notes Call Options; provided that the net amount paid by the Borrower in respect of such Convertible Notes Call Options, after taking into account the aggregate premium received by the Borrower in respect of any Convertible Notes Warrants issued by the Borrower substantially contemporaneously with such Convertible Notes Call Options, does not exceed $20,000,000, (f) the Borrower may make any payment in Equity Interests of the Borrower in settlement of any Convertible Notes Warrants or in satisfaction of any obligation of the Borrower in connection with the termination, cancellation or early unwind of any Convertible Notes Warrants, (g) the Borrower may make any other payment in satisfaction of any obligation of the Borrower in connection with the termination, cancellation or early unwind of any Convertible Notes Warrants, but only to the extent that such payment is less than or equal to the amount of any substantially concurrent payment or payments received by the Borrower in connection with the termination, cancellation or early unwind of any Convertible Notes Call Options, and (h) the Borrower may retire, redeem, defease, repurchase or prepay the Convertible Notes to the extent expressly permitted under Section 7.13.

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Section 7.07. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (including any Sponsored Partnership), except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate (including any Sponsored Partnership), (c) transactions described on Schedule 7.07, (d) any Restricted Payment permitted by Section 7.06, (e) investments permitted by Section 7.04 and (f) transactions with PDC Mountaineer entered into in connection with the Marcellus Joint Venture.

Section 7.08. Restrictive Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Indenture (or any documents evidencing or relating to the issuance of any permitted Senior Notes or any Permitted Refinancing), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to the Organizational Documents of the Borrower or any Restricted Subsidiary as in effect on the Effective Date or any amendment or modification thereof after the Effective Date that complies with Section 7.10. Neither the Borrower nor any of its Restricted Subsidiaries will permit any Sponsored Partnership to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Sponsored Partnership to (x) create, incur or permit to exist any Lien upon any of its Oil and Gas Interests, (y) pay dividends or other distributions with respect to any of its Equity Interests or (z) to make or repay loans or advances to the Borrower or any Restricted Subsidiary; provided that the foregoing shall not apply to the Organizational Documents of any existing Sponsored Partnership as in effect on November 5, 2010 or any Sponsored Partnership formed after such date if the Organizational Documents of such Sponsored Partnership are substantially the same as the Organizational Documents of the Sponsored Partnerships existing on November 5, 2010 or any amendment or modification thereof after November 5, 2010 that complies with Section 7.10.

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Section 7.09. Disqualified Stock. The Borrower will not, nor will it permit any of its Restricted Subsidiaries or any Sponsored Partnership to, issue any Disqualified Stock. Notwithstanding the foregoing, in no event shall this Section 7.09 apply to any Permitted Convertible Notes Swap Agreement.

Section 7.10. Amendments to Organizational Documents. The Borrower will not, nor will it permit any of its Restricted Subsidiaries nor any Sponsored Partnership to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents if the effect thereof would be materially adverse to the Administrative Agent or any Lender or violate Section 7.08.

Section 7.11. Financial Covenants.

(a) Consolidated Current Ratio. The Borrower will not permit the Consolidated Current Ratio as of the end of any fiscal quarter ending on or after June 30, 2013, to be less than 1.00 to 1.00.

(b) Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, determined as of the end of each fiscal quarter ending on or after June 30, 2013 to be greater than 4.25 to 1.00.

As used herein, with respect to any fiscal quarter, “Consolidated Leverage Ratio” means the ratio of (A) Consolidated Funded Indebtedness as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on the last day of such fiscal quarter.

Section 7.12. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction, except Sale and Leaseback Transactions in which the aggregate amount of liability incurred by any Credit Party does not exceed $20,000,000 for all such Sale and Leaseback Transactions, taken as a whole, or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (x) Swap Agreements to the extent permitted under the terms of Section 7.05 and (y) Advance Payment Contracts; provided that the aggregate amount of all Advance Payments received by any Credit Party that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $5,000,000.

Section 7.13. Senior Notes Restrictions.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, except for regularly scheduled payments of interest required under the Senior Notes and the conversion of the Convertible Notes into Equity Interests of the Borrower, directly or indirectly, retire, redeem, defease, repurchase or prepay prior to the scheduled due date thereof any part of the principal of, or interest on, the Senior Notes (or any Permitted Refinancing thereof); provided that:

(i) so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may retire, redeem, defease, repurchase or prepay the Senior Notes with the proceeds of any Permitted Refinancing permitted pursuant to Section 7.01(h);

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(ii) so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may retire, redeem, defease, repurchase, settle or prepay the Convertible Notes upon the conversion or maturity of such Convertible Notes; provided that immediately after giving effect to any such retirement, redemption, defeasance, repurchase, settlement or prepayment (other than any such retirement, redemption, defeasance, repurchase, settlement or prepayment effected pursuant to a Permitted Refinancing pursuant to Section 7.13(a)(i)), the Aggregate Commitment exceeds the Aggregate Credit Exposure by at least the greater of (1) $115,000,000 or (2) an amount equal to or greater than 30% of the Aggregate Commitment;

(iii) the Borrower may make payments of cash in lieu of fractional Equity Interests of the Borrower upon the conversion of the Convertible Notes to the extent permitted under Section 7.06(d); and

(iv) the Borrower may retire, redeem, defease, repurchase, settle or prepay the Convertible Notes upon the conversion of such Convertible Notes with any cash proceeds received by the Borrower from an Approved Counterparty pursuant to any Convertible Notes Call Options.

(b) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any modification or amendment of the Senior Notes Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or the rate of interest on any of the Senior Notes (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Notes Documents), (b) change or add any event of default or any covenant with respect to the Senior Notes Documents if the effect of such change or addition is to cause any one or more of the Senior Notes Documents to be more restrictive on the Borrower or any of its Subsidiaries than such Senior Notes Documents were prior to such change or addition, (c) change the dates upon which payments of principal or interest on the Senior Notes are due, (d) change any redemption or prepayment provisions of the Senior Notes, (e) alter the subordination provisions, if any, with respect to any of the Senior Notes Documents, (f) grant any Liens in any assets of the Borrower or any of its Subsidiaries, or (g) permit any Subsidiary to Guarantee the Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder.

Section 7.14. Marcellus JV Documents. Without the Administrative Agent’s prior written consent, the Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or permit any supplement, modification or amendment of, or waive any right or obligation of any Person under, any Marcellus JV Document if the effect thereof would be materially adverse to the Administrative Agent and/or any Lender or would change the definition of “AMI”, “Special PDC Withdrawal” or “Catch-Up Period”.

Section 7.15. Marketing Activities. The Borrower will not, and will not permit any Restricted Subsidiary or any Sponsored Partnership to, engage in any material respect in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Interests during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Interests of third parties during the period of such contract associated with the Oil and Gas Interests of the Borrower, its Restricted Subsidiaries and the Sponsored Partnerships that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

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Article VIII

Guarantee of Obligations

Section 8.01. Guaranty. Each Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Liabilities”). Each Guarantor further agrees that the Guaranteed Liabilities may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Liabilities.

Section 8.02. Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Liabilities (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Liabilities.

Section 8.03. No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Liabilities), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Liabilities, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Liabilities; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

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(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Liabilities or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Liabilities or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Liabilities; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Liabilities; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Liabilities or any obligations of any other Obligated Party liable for any of the Guaranteed Liabilities; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Liabilities; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Liabilities, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Liabilities).

Section 8.04. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Liabilities from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Liabilities. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Liabilities, compromise or adjust any part of the Guaranteed Liabilities, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Liabilities have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

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Section 8.05. Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party, or any collateral, until the Credit Parties and the Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

Section 8.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Liabilities is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other Credit Party or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Liabilities is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or any other Credit Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Liabilities shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.

Section 8.07. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and the other Credit Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Liabilities and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 8.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Guaranty until five days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Liabilities created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Liabilities.

Section 8.09. Taxes. Each payment of the Guaranteed Liabilities will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

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Section 8.10. Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Liabilities may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 8.11. Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article VIII, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Liabilities (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Liabilities. This provision is for the benefit of all of the Administrative Agent, the Issuing Bank, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 8.12. Liability Cumulative. The liability of each Credit Party as a Guarantor under this Article VIII is in addition to and shall be cumulative with all liabilities of each Credit Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any obligations or liabilities of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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Section 8.13. Subordination. Without limiting the rights of the Administrative Agent, the Issuing Bank and the Lenders under any other agreement, any indebtedness of Borrower or any other Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of the Guaranteed Liabilities. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, the Borrower or any other Credit Party may make payments to any Guarantor on account of any such indebtedness to the extent not prohibited under the Credit Agreement. After the occurrence and during the continuance of an Event of Default, none of the Guarantors will demand, sue for, or otherwise attempt to collect any such indebtedness until (i) the Commitments have expired or been terminated, (ii) all of the Guaranteed Liabilities have been indefeasible paid in full in cash or otherwise satisfied, (iii) the LC Exposure has been reduced to zero (or fully cash collateralized in a manner reasonably satisfactory to the Issuing Bank and the Administrative Agent), and (iv) the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement. If any amount shall erroneously be paid to any Guarantor on account of any such indebtedness of Borrower or any other Credit Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Liabilities, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

Section 8.14. Keepwell.

(a) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.14 shall remain in full force and effect until this Agreement is terminated, all Obligations are paid in full (other than contingent obligations for which no claim has been made) and all of the Lenders’ Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 8.14 constitute, and this Section 8.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b) Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Security Instrument, shall exclude all Excluded Swap Obligations of such Guarantor.

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Article IX

Events of Default

If any of the following events (each an “Event of Default” and collectively, the “Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan (including any payments required under Section 2.11) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, any Restricted Subsidiary or any Sponsored Partnership in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 2.11, Section 6.02, Section 6.03 (with respect to the Borrower, any Restricted Subsidiary’s or any Sponsored Partnership’s existence), Section 6.05 (with respect to insurance), Section 6.09 or in Article VII;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of knowledge of such breach or the receipt of written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property (permitted by this Agreement) securing such Indebtedness, (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due and (iii) any amount that becomes due or that may be caused to become due in connection with the termination, cancellation or early unwind of any Convertible Notes Warrants to the extent that the payment by the Borrower of such amount would constitute a Restricted Payment that is permitted pursuant to Section 7.06;

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(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Restricted Subsidiary or any Sponsored Partnership or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted Subsidiary or any Sponsored Partnership or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Restricted Subsidiary or any Sponsored Partnership shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Restricted Subsidiary or any Sponsored Partnership or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any Sponsored Partnership or any combination thereof and either the same shall remain undischarged or unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary or any Sponsored Partnership to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

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(m) the Loan Documents after delivery thereof shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any Restricted Subsidiary party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral purported to be covered thereby, or the Borrower or any Restricted Subsidiary shall so state in writing; or

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower, any Restricted Subsidiary or any Sponsored Partnership described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower, any Restricted Subsidiary or any Sponsored Partnership described in clause (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Majority Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

Article X

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary of a Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

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The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Person identified as a Syndication Agent, Co-Documentation Agent or Co-Lead Arranger, in each case in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of the Borrower shall be required if any Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, the Issuing Bank and each other Secured Party (by its acceptance of the benefits of any Lien encumbering the Mortgaged Properties or any other Collateral) hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to (A) release any Liens granted to the Administrative Agent by the Credit Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Obligations (other than any contingent obligations for which no claim has been asserted), (ii) that is permitted to be Disposed of pursuant to the terms of the Loan Documents, and to the extent that the Property being Disposed of constitutes 100% of the Equity Interest of a Restricted Subsidiary, the Administrative Agent is authorized to release any Guarantee provided by such Restricted Subsidiary, or (iii) as required to effect any Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article IX, (B) subordinate Liens on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.02(e) and (C) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender, the Issuing Bank and each other Secured Party (by its acceptance of the benefits of any Lien encumbering the Mortgaged Properties or any other Collateral) hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, subordination agreements or other documents reasonably requested by the Borrower in connection with any release or subordination permitted hereunder. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release or subordinate, as the case may be, particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this clause.

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Article XI

Miscellaneous

Section 11.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any other Credit Party, to PDC Energy, Inc., 1775 Sherman St., Suite 3000, Denver, CO 80203 Attention: Chief Financial Officer, Telecopy No. (303) 831-3988;

(ii) if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, Floor 07, Chicago, Illinois, 60603-2003, Telecopy No.: (888) 292-9533, email: jpm.agency.servicing.4@jpmorgan.com, Attention: Sabana Johnson, with a copy to JPMorgan Chase Bank, N.A., Mail Code TX2-S038, 712 Main Street, 8th Floor, Houston, Texas 77002, Telecopy No. (713) 216-7770, Attention: Jo Linda Papadakis;

(iii) if to the Syndication Agent, Co-Documentation Agent, Co-Lead Arranger or any Lender, to its address (or telecopy number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by telecopy shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

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(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor. Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) or Section 6.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at http://www.petd.com/, or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (delivery of the compliance certificate required to be delivered pursuant to Section 6.01(c) also being deemed delivered on such date if included within such electronic mail under this clause (iii)); provided, the Borrower shall upon the request of the Administrative Agent provide to the Administrative Agent paper copies of any such electronically delivered certificate); provided further, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (i) or (ii) above and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except as expressly provided in the foregoing clause (b) the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders or by the Credit Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall

(i) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender);

(ii) increase the Commitment of any Lender or, except as set forth in the definition of Applicable Percentage, increase the Applicable Percentage of any Lender, in each case, without the written consent of such Lender (including any such Lender that is a Defaulting Lender);

(iii) increase the Maximum Facility Amount without the written consent of each Lender (other than any Defaulting Lender);

(iv) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby;

(v) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby (it being understood that waiver of a mandatory prepayment of the Loans or a mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(vi) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (including any such Lender that is a Defaulting Lender);

(vii) except in connection with any Dispositions permitted in Section 7.03, release any Credit Party from its obligations under the Loan Documents or release any of the Collateral without the written consent of each Lender (other than any Defaulting Lender); or

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(viii) change any of the provisions of this Section or the definition of “Majority Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby;

provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be or (y) change any of the provisions of Section 2.20 without the prior written consent of the Administrative Agent and the Issuing Bank.

Section 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE CO-LEAD ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THE LOAN DOCUMENTS OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (IV) THE FAILURE OF THE BORROWER TO DELIVER TO THE ADMINISTRATIVE AGENT THE REQUIRED RECEIPTS OR OTHER REQUIRED DOCUMENTARY EVIDENCE WITH RESPECT TO A PAYMENT MADE BY THE BORROWER FOR TAXES PURSUANT TO SECTION 2.17 OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR FROM A CLAIM BROUGHT BY A CREDIT PARTY AGAINST SUCH INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT OR BREACHED THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN BAD FAITH AND NOT ANY OTHER INDEMNITEE. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE CREDIT PARTIES AND EACH CREDIT PARTY AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. THIS SECTION 11.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN TAXES THAT REPRESENT LOSSES OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Issuing Bank and such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

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(d) To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

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(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower for tax purposes, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or Section 2.06(e), Section 2.07, Section 2.18(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under clause (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

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(ii) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower for tax purposes, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any provision hereof.

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Section 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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Section 11.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

PDC CREDIT AGREEMENT – Page 116

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over any Lender or over its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

PDC CREDIT AGREEMENT – Page 117

Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In the event that, notwithstanding Section 11.09, applicable law is the law of the State of Texas and such applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for each day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Note and the other Loan Documents for calculating the Maximum Rate and for all other purposes. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 11.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.

Section 11.15. Original Credit Agreement. Upon the Effective Date, this Agreement shall supersede and replace in its entirety the Original Credit Agreement; provided, however, that (i) all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (ii) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (iii) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Original Credit Agreement.

Section 11.16. Reaffirmation and Grant of Security Interest. Each Credit Party hereby (a) confirms that each Security Instrument (as defined in the Original Credit Agreement) to which it is a party or is otherwise bound and all Collateral encumbered thereby, will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all Obligations and Guaranteed Liabilities under this Agreement and the Secured Indebtedness (as such term is defined in the Mortgages) and all other indebtedness, obligations and liabilities under the Mortgages, as the case may be, and (b) reaffirms its grant to the Administrative Agent for the benefit of the Secured Parties of a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations and Guaranteed Liabilities under this Agreement and the Secured Indebtedness and all other indebtedness, obligations and liabilities under the Mortgages (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.

PDC CREDIT AGREEMENT – Page 118

Section 11.17. Reallocation of Commitments and Loans. The Lenders party to the Original Credit Agreement have agreed among themselves to reallocate their respective Revolving Commitments (as defined in the Original Credit Agreement) as contemplated by this Agreement, and to, among other things, allow certain financial institutions identified by the Co-Lead Arrangers in consultation with the Borrower, to become a party to this Agreement as a Lender (each, a “New Lender”) by acquiring an interest in the Aggregate Commitment. On the Effective Date and after giving effect to such reallocation and adjustment of the Aggregate Commitment, the Commitment and Applicable Percentage of each Lender, including each New Lender, shall be as set forth on Schedule 2.01 and each Lender, including each New Lender, shall own its Applicable Percentage of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender, including each New Lender, as contemplated by this Section 11.17 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A hereto as if each of the Lenders, including each New Lender, had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments and each New Lender’s acquisition of an interest in the Aggregate Commitment. The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 11.04(b)(ii)(C) with respect to the assignments and reallocations of the Commitments contemplated by this Section 11.17. To the extent requested by any Lender, and in accordance with Section 2.16, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.16, any amounts required to be paid by the Borrower under Section 2.16 in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 11.17.

Section 11.18. Flood Insurance Regulations. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 included in the definition of “Mortgaged Properties” under the Mortgages and no Building or Manufactured (Mobile) Home shall be encumbered by the Security Instruments. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

PDC CREDIT AGREEMENT – Page 119

Section 11.19. No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this Section 11.19, the “Lenders”), may have economic interests that conflict with those of the Credit Parties and their respective Subsidiaries and their stockholders and/or their affiliates. Each Credit Party, for itself and on behalf of its Subsidiaries, agrees that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party or its Subsidiaries, their stockholders or their affiliates, on the other. Each Credit Party, for itself and on behalf of its Subsidiaries, acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties and their Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party or its Subsidiaries, their stockholders or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party or its Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to any Credit Party or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party or any of its Subsidiaries, their management, stockholders, creditors or any other Person. Each Credit Party, for itself and its Subsidiaries, acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party, for itself and its Subsidiaries, agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party or Subsidiary, in connection with such transaction or the process leading thereto.

[Signature Page Follows]

PDC CREDIT AGREEMENT – Page 120

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

PDC ENERGY, INC.

By:	/s/ Gysle R. Shellum
Name: Gysle R. Shellum
Title: Chief Financial Officer

GUARANTORS:

RILEY NATURAL GAS COMPANY

By:	/s/ James M. Trimble
Name: James M. Trimble
Title: President

PDC CREDIT AGREEMENT	Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and as a Lender

By:	/s/ Jo Linda Papadakis
Name: Jo Linda Papadakis
Title: Authorized Officer

PDC CREDIT AGREEMENT	Signature Page

BANK OF AMERICA, N.A.,
as a Lender and as a Co-Documentation Agent

By:	/s/ Jason Zilewicz
Name: Jason Zilewicz
Title: Assistant Vice President

:

BANK OF MONTREAL,
as a Lender and as a Co-Documentation Agent

By:	/s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Director

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender and as a Co-Documentation Agent

By:	/s/ Sanjay Remond
Name: Sanjay Remond
Title: Director

COMPASS BANK,
as a Lender

By:	/s/ Kathleen J. Bowen
Name: Kathleen J. Bowen
Title: Senior Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Sharada Manne
Name: Sharada Manne
Title: Managing Director

By:	/s/ Ting Lee
Name: Ting Lee
Title: Director

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Terry Donovan
Name: Terry Donovan
Title: Managing Director

SCOTIABANC INC.,
as a Lender

By:	/s/ J. F. Todd
Name: J. F. Todd
Title: Managing Director

WELLS FARGO BANK, N.A.,
as a Lender and as a Syndication Agent

By:	/s/ Betsy Jocher
Name: Betsy Jocher
Title: Director

PDC CREDIT AGREEMENT	Signature Page

BOKF, NA dba BANK OF OKLAHOMA,
as a Lender

By:	/s/ Eric Griffin
Name: Eric Griffin
Title: Assistant Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Wesley Fontana
Name: Wesley Fontana
Title: Vice President

COMERICA BANK,
as a Lender

By:	/s/ Katya Evseev
Name: Katya Evseev
Title: Assistant Vice President

NATIXIS,
as a Lender

By:	/s/ Stuart Murray
Name: Stuart Murray
Title: Managing Director

By:	/s/ Mary Lou Allen
Name: Mary Lou Allen
Title: Director

TEXAS CAPITAL BANK, N.A.,
as a Lender

By:	/s/ Kelly Graham
Name: Kelly Graham
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tara McLean
Name: Tara McLean
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Chulley Bogle
Name: Chulley Bogle
Title: Vice President

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK AGENCY,
as a Lender

By:	/s/ Trudy Nelson
Name: Trudy Nelson
Title: Managing Director

By:	/s/ Daria Mahoney
Name: Daria Mahoney
Title: Executive Director

PDC CREDIT AGREEMENT	Signature Page